Form 10KSB, Exhibit 13
period 1996-12-31
LANIER BANKSHARES INC
filed 1997-03-31
CIK 842898

EXHIBIT 13.1

                 1996 Annual Report to Shareholders


                     LANIER BANKSHARES, INC.
                       AND SUBSIDIARIES

                  CONSOLIDATED FINANCIAL REPORT
                       DECEMBER 31, 1996



                       Table of Contents
                       -----------------

                                                                   Page


INDEPENDENT AUDITOR'S REPORT                                          1

FINANCIAL STATEMENTS

  Consolidated balance sheets                                         2
  Consolidated statements of income                                   3
  Consolidated statements of stockholders' equity                     4
  Consolidated statements of cash flows                         5 and 6
  Notes to consolidated financial statements                       7-28






INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Lanier Bankshares, Incr. and Subsidiaries
Gainesville, Georgia

     We have audited the accompanying consolidated balance sheets of Lanier Bankshares, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lanier Bankshares, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.



                                       /s/ Mauldin & Jenkins, LLC

Atlanta, Georgia
January 24, 1997

                         LANIER BANKSHARES, INC.
                          AND SUBSIDIARIES

                      CONSOLIDATED BALANCE SHEETS
                      DECEMBER 31, 1996 AND 1995



Assets                                             1996               1995
                                              ------------        -----------
Cash and due from banks                       $  5,380,072       $  2,927,598
Interest-bearing deposits in banks                  53,155             69,005
Federal funds sold                               1,800,000          3,000,000
Securities available-for-sale                    9,489,072          6,784,994
Securities held-to-maturity
 (fair value $11,441,995 and $7,037,195)        11,484,207          6,982,745

Loans                                           51,285,375         49,788,391
Less allowance for loan losses                     706,852            633,732
                                                ----------         ----------
          Loans, net                            50,578,523         49,154,659

Premises and equipment                           3,084,665          3,003,011
Other assets                                     2,068,933          1,906,846
                                              ------------       ------------
          Total assets                        $ 83,938,627       $ 73,828,858
                                              ============       ============
Liabilities and Stockholders' Equity

Deposits
 Noninterest-bearing demand                   $ 12,447,966        $ 9,899,041
 Interest-bearing demand                        11,380,481          9,242,619
 Savings                                         9,525,019          6,978,574
 Time, $100,000 and over                        18,147,088         16,088,589
 Other time                                     22,345,128         22,567,433
                                              ------------        -----------
          Total deposits                        73,845,682         64,776,256
Obligation under capital lease                     123,146            155,779
Other borrowings                                   523,170            873,506
Other liabilities                                1,124,202          1,128,001
                                              ------------        -----------
          Total liabilities                     75,616,200         66,933,542
                                              ------------        -----------
Commitments and contingent liabilities

Stockholders' equity
 Common stock, par value $1;
  10,000,000 shares authorized;
  618,913 and 533,239 issued and outstanding       618,913             533,239
 Capital surplus                                 5,232,102           4,799,151
 Retained earnings                               2,478,038           1,545,531
 Unrealized gains (losses) on securities
  available-for-sale, net of tax                    (6,626)             17,395
                                             --------------       ------------
          Total stockholders' equity             8,322,427           6,895,316
                                             --------------       ------------
          Total liabilities and
            stockholders' equity              $ 83,938,627        $ 73,828,858
                                             =============        ============

See Notes to Consolidated Financial Statements.

LANIER BANKSHARES, INC.
AND SUBSIDIARIES

                  CONSOLIDATED STATEMENTS OF INCOME
                YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                  1996                1995
Interest income
 Loans                                      $  5,425,852        $  4,858,412
 Taxable securities                              842,850             594,930
 Nontaxable securities                           234,485             201,488
 Federal funds sold                              160,236             106,432
                                            ------------        ------------
     Total interest income                     6,663,423           5,761,262
                                            ------------        ------------
Interest expense
  Deposits                                     3,199,278           2,793,093
  Other borrowings                                43,847              44,305
                                            ------------        ------------
     Total interest expense                    3,243,125           2,837,398
                                            ------------        ------------
     Net interest income                       3,420,298           2,923,864
Provision for loan losses                        120,000             110,000
                                            ------------        ------------
     Net interest income after
         provision for loan losses             3,300,298           2,813,864

Other income
 Service charges on deposit accounts             430,655             300,997
 Net realized gains on securities
    available-for-sale                                 0               2,623
 Gains on sale of premises and equipment               0              10,449
 Other operating income                          116,616              98,662
                                             -----------           ---------
     Total other income                          547,271             412,731
                                             -----------           ---------
Other expenses
 Salaries and employee benefits                1,292,945           1,135,227
 Equipment and occupancy expenses                375,101             389,324
 Other operating expenses                        606,360             565,276
     Total other expenses                      2,274,406           2,089,827

     Income before income taxes                1,573,163           1,136,768

Income tax expense                               485,928             330,000
                                            ------------         -----------
Net income                                  $  1,087,235         $   806,768

Net Income per share
          of common stock                   $       1.91         $      1.40
                                            ============         ===========

Weighted average shares outstanding              569,053             576,632
                                            ============         ===========


                         LANIER BANKSHARES, INC.
                           AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                YEARS ENDED DECEMBER 31, 1996 AND 1995

Unrealized

Gains

(Losses)

Securities

Available-    Total
                                Common Stock        Capital     Retained
for-Sale,     Stckhldrs'
                              Shares    Par Value   Surplus     Earnings    Net
of Tax    Equity
                              -------   ---------   --------    --------
----------    ---------
Balance, 12/31/94             525,239   525,239     4,727,151     856,225
(252,783)     5,855,832
 Net income                         0         0             0     806,768
   0        806,768
 Cash dividends declared,

   $.25 per share                   0         0             0    (117,462)
   0       (117,462)
 Exercise of stock warrants     8,000     8,000        72,000           0
   0         80,000
 Net change in unrealized

  gain (loss) on securities

  avail-for-sale,net of tax         0         0             0           0
270,178       270,178
                              -------   -------     ---------   ---------
--------
Balance, 12/31/95             533,239   533,239     4,799,151   1,545,531
17,395     6,895,316

 Net income                         0         0             0   1,087,235
    0     1,087,235
 Cash dividends declared,

   $.25 per share                   0         0             0    (154,728)
    0      (154,728)
 Exercise and redemption

  of stock warrants           85,674     85,674       432,951           0
    0       518,625
 Net change in unrealized

  gain (loss) on securities

  avail-for-sale,net of tax        0          0             0           0
(24,021)      (24,021)
                             -------    -------     ---------   ---------
--------
Balance, 12/31/96            618,913    618,913     5,232,102   2,478,038
(6,626)    8,322,427


See Notes to Consolidated Financial Statements.

                              LANIER BANKSHARES, INC.
                               AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                       1996            1995
OPERATING ACTIVITIES
  Net income                                    $  1,087,235     $   806,768
  Adjustments to reconcile net income
   to net cash provided by operating
   activities:
   Depreciation                                      186,157         190,446
   Provision for loan losses                         120,000         110,000
   Deferred  income taxes                             (5,370)        (57,105)
   Net realized gains on
    securities available-for-sale                          0          (2,623)
   Gain on sale of premises and equipment                  0         (10,449)
   Increase in interest receivable                  (122,189)       (128,136)
   Increase in interest payable                       57,613         339,711
   Other operating activities                       (120,833)       (189,218)
                                                  -----------     -----------
     Net cash provided by operating activities     1,202,613       1,059,394
                                                  -----------     -----------
INVESTING ACTIVITIES
 Purchase of securities available-for-sale        (4,798,042)     (1,258,369)
 Proceeds from sales of securities
   available-for-sale                                      0         645,002
 Proceeds from maturities of securities
   available-for-sale                              2,057,570       1,234,043
 Purchases of securities held-to-maturity         (6,669,405)     (1,499,623)
 Proceeds from maturities of securities
   held-to-maturity                                2,167,943         665,167
 Net(increase) decrease in Fed funds sold          1,200,000      (2,300,000)
 Net increase in loans                            (1,543,864)     (8,851,343)
 Purchase of premises and equipment                 (267,811)       (264,774)
 Proceeds from sale of premises and equipment              0          13,636
                                                  -----------    ------------
   Net cash used in investing activities          (7,853,609)    (11,616,261)
                                                  -----------    ------------
FINANCING ACTIVITIES
 Net increase in deposits                          9,069,426      11,582,534
 Repayment of obligations under capital lease        (32,633)        (23,031)
 Net repayment of other borrowings                  (350,336)       (812,477)
 Net proceeds from exercise and redemption
   of stock warrants                                 518,625          80,000
 Dividends paid                                     (117,462)        (78,786)

   Net cash provided by financing activities       9,087,620      10,748,240
                                                  -----------     ----------

See Notes to Consolidated Financial Statements.

                LANIERBANKSHARES, INC. AND SUBSIDIARIES

                  CONSOLIDATED STATEMENTS OF CASH FLOWS
                YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                     1996             1995

Net increase in cash and cash equivalents      $  2,436,624      $   191,373

Cash and cash equivalents at beg. of year         2,996,603        2,805,230
                                               ------------      -----------
Cash and cash equivalents at end of year       $  5,433,227      $ 2,996,603
                                               ============      ===========
SUPPLEMENTAL DISCLOSURES
    Cash paid for:
        Interest                               $  3,185,512      $ 2,497,687

        Income taxes                           $    602,887      $   376,611

NONCASH TRANSACTIONS
 Unrealized (gains) losses on securities
   available-for-sale                          $     36,395      $  (409,362)

 Principal balances of loans transferred
    to other real estate                       $          0      $   749,362

 Advance on lease obligation to finance
    purchase of equipment                      $          0      $   178,810


See Notes to Consolidated Financial Statements.

                  LANIER BANKSAHRES, INC.
                     AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Nature of Business

Lanier Bankshares, Inc. (the Company) is a bank holding company whose business is conducted by its wholly-owned subsidiaries, Lanier National Bank (the Bank) and Lanier Data Corporation. The Bank is a commercial bank located in Gainesville, Hall County, Georgia. The Bank provides a full range of banking services in its primary market area of Hall County and the surrounding counties. Lanier Data Corporation provides data processing services to the Bank.

   Basis of Presentation

The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany transactions and accounts are eliminated in consolidation.

The accounting and reporting policies of the Company conform to generally accepted accounting principles and general practices within the financial services industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates.

   Cash and Cash Equivalents

Cash on hand, cash items in process of collection, and amounts due from banks including short-term interest-bearing deposits in banks, are included in cash and cash equivalents.

The Company maintains amounts due from banks which, at times, may exceed Federally insured limits. The Company has not experienced any losses in such accounts.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   Securities

Securities are classified based on management's intention on the date of purchase. Securities which management has the intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. All other debt securities are classified as available-for-sale and carried at fair value with net unrealized gains and losses included in stockholders' equity net of tax. Marketable equity securities are carried at fair value with net unrealized gains and losses included in stockholders' equity. Other equity securities without a readily determinable fair value are carried at cost.

Interest and dividends on securities, including amortization of premiums and accretion of discounts, are included in interest income. Realized gains and losses from the sales of securities are determined using the specific identification method.

   Loans

Loans are carried at their principal amounts outstanding less the allowance for loan losses. Interest income on loans is credited to income based on the principal amount outstanding.

Loan origination fees and certain direct costs of loans are recognized at the time the loan is recorded. Because net origination loan fees and costs are not material, the results of operations are not materially different than the results which would be obtained by accounting for loan fees and costs in accordance with generally accepted accounting principles.

The allowance for loan losses is maintained at a level that management believes to be adequate to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss experience, current economic conditions, volume, growth, composition of the loan portfolio, and other risks inherent in the portfolio. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses, and may require the Company to record additions to the allowance based on their judgment about information available to them at the time of their examinations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

   Loans (Continued)

The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. Interest Income is subsequently recognized only to the extent cash payments are received.

A loan is impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the terms of the loan agreement. Individually identified impaired loans are measured based on the present value of payments expected to be received, using the contractual loan rate as the discount rate. Alternatively, measurement may be based on observable market prices or, for loans that are solely dependent on the collateral for repayment, measurement may be based on the fair value of the collateral. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. Changes to the valuation allowance are recorded as a component of the provision for loan losses.

   Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets.

   Income Taxes

Income tax expense consists of current and deferred taxes. Current income tax provisions approximate taxes to be paid or refunded for the applicable year. Deferred tax assets and liabilities are recognized for the temporary differences between the bases of assets and liabilities as measured by tax laws and their bases as reported in the financial statements. Deferred tax expense or benefit is then recognized for the change in deferred tax assets or liabilities between periods.

Recognition of deferred tax balance sheet amounts is based on management's belief that it is more likely than not that the tax benefit associated with certain temporary differences, tax operating loss carryforwards and tax credits will be realized. A valuation allowance is recorded for those deferred tax items for which it is more likely than not that realization will not occur.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

   Income Taxes (Continued)

The Company and the subsidiaries file a consolidated income tax return. Each entity provides for income taxes based on its contribution to income taxes (benefits) of the consolidated group.

   Earnings Per Common Share

Earnings per common share are computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding. Stock options are common stock equivalents for purposes of calculating net income per share. Common stock equivalents that are anti-dilutive are excluded from weighted average shares outstanding.


NOTE 2.   SECURITIES

The amortized cost and fair value of securities are summarized as follows:

                                               Gross        Gross
                                   Amortized   Unrealized   Unrealized    Fair
                                   Cost        Gains        Losses        Value
                                   ---------   ----------   ----------
------
Securities Avail-for-Sale
 December 31, 1996:
 U. S. Government and agency
   securities                      6,283,022       6,511      (37,008)
6,252,525
 State and municipal securities    2,060,559      23,295      (21,492)
2,062,362
 Mortgage-backed securities          707,706         420            -
708,126
 Equity securities                   447,824      18,235            -
466,059
                                   ---------    --------      --------
---------
                                   9,499,111      48,461      (58,500)
9,489,072
                                   =========    ========      ========
=========

 December 31, 1995:
 U. S. Government and agency
   securities                      3,640,651      47,642      (17,425)
3,670,868
 State and municipal securities    1,854,531      15,972      (10,990)
1,859,513
  Mortgage-backed securities         815,097         711       (9,325)
806,483
  Equity securities                  448,359           -         (229)
448,130
                                   ---------      ------      --------
---------
                                   6,758,638      64,325      (37,969)
6,784,994
                                   =========      ======      ========
=========

                                               page 10


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.   SECURITIES (Continued)

                                                 Gross         Gross
                                   Amortized     Unrealized    Unrealized
Fair
                                   Cost          Gains         Losses
Value
                                   ---------     ----------    ----------
------

Securities Held-to-Maturity
 December 31, 1996:
  U. S. Gov't and agency
   securities                        6,531,696     16,593       (58,147)
6,490,142
  State and municipal securities     4,468,953     37,590       (30,175)
4,476,368
  Mortgage-backed securities           483,558          -        (8,073)
475,485
                                    ----------     ------       --------
----------
                                    11,484,207     54,183       (96,395)
11,441,995
                                    ==========     ======       ========
==========

 December 31, 1995:
  U. S. Gov't and agency
   securities                        3,886,042     36,915        (4,551)
3,918,406
  State and municipal securities     2,856,426     36,498       (14,078)
2,878,846
  Mortgage-backed securities           240,277          -          (334)
239,943
                                     ---------     ------       -------
---------
                                     6,982,745     73,413       (18,963)
7,037,195
                                     =========     ======       ========
=========

The amortized cost and fair value of securities as of December 31, 1996 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or prepaid with or without penalty. Therefore, these securities and equity securities are not included in the maturity categories in the following maturity summary.

                                             Securities
                             Available-for-Sale         Held-to-Maturity
                            Amortized      Fair         Amortized     Fair
                            Cost           Value        Cost          Value
                           ----------   ---------     -----------     ------
Due in one year or less      299,894       299,774       249,658      254,607
Due from one year to
 five years                5,588,098     5,547,027     6,140,367    6,106,354
Due from five to ten
 years                     2,249,090     2,250,402     4,482,469    4,478,681
Due after ten years          206,499       217,684       128,155      126,868
Mortgage-backed
 securities                  707,706       708,126       483,558      475,485
Equity securities            447,824       466,059             -            -
                           ----------   ----------    ----------   ----------
                           9,499,111     9,489,072    11,484,207   11,441,995
                           =========    ==========    ==========   ==========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Securities with a carrying value of $8,003,0000 and $9,376,000 at December 31, 1996 and 1995, respectively, were pledged to secure public deposits and for other purposes.

Gains and losses on sales of securities available-for-sale consist of the following:

                                                         December 31,
                                                   1996               1995
                                                 -------            -------
Gross gains on sales of securities               $   -              $ 2,940
  Gross losses on sales of securities                -                 (317)
                                                 -------            -------
  Net realized gains on sales of securities      $   -              $ 2,623
                                                 =======            =======

Under special provisions adopted by the Financial Accounting Standards Board in October 1995, the Company transferred $157,543 from securities held-to-maturity to securities available-for-sale on December 31, 1995, resulting in a net unrealized gain of $2,764 which was included in stockholders' equity at $1,824 net of related taxes of $940.


NOTE 3.   LOANS AND ALLOWANCE FOR LOAN LOSSES

The composition of loans is summarized as follows:

                                                         December 31,
                                                    1996              1995

Commercial, financial, and agricultural       $  7,693,000      $  7,326,000
Real estate - construction                       5,276,000         7,503,000
Real estate - mortgage                          30,693,000        27,454,000
Consumer instalment and other                    7,623,375         7,505,391
                                              ------------      ------------
                                                51,285,375        49,788,391
Allowance for loan losses                         (706,852)         (633,732)
                                              ------------      ------------
Loans, net                                    $ 50,578,523      $ 49,154,659
                                              ============      ============

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Changes in the allowance for loan losses for the years ended
December 31 were as follows:

                                            1996                 1995

Balance, beginning of year              $    633,732        $    535,187
   Provision for loan losses                 120,000             110,000
   Loans charged off                         (50,080)            (21,715)
   Recoveries of loans previously
     charged off                               3,200              10,260
Balance, end of year                    $    706,852        $    633,732


The total recorded investment in impaired loans was $127,210 and $126,418 at December 31, 1996 and 1995, respectively. There were no impaired loans that had related allowances determined in accordance with Statement of Financial Accounting Standard No. 114, ("Accounting by Creditors for Impairment of a Loan") at December 31, 1996 and 1995. The average recorded investment in impaired loans for 1996 and 1995 was $165,509 and $253,226.
Interest income recognized for cash payments received on impaired loans was not material for the years ended December 31, 1996 and 1995.

The Company has granted loans to certain directors, executive officers, and related entities of the Company and the Bank. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan involved. Changes in related party loans for the year ended
December 31, 1996 are as follows:


Balance, beginning of year                   $    2,039,414
  Advances                                          166,320
  Repayments                                       (316,670)
                                             ---------------
Balance, end of year                         $    1,889,064
                                             ===============

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.   PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

                                              December 31,
                                        1996                1995

 Land                              $    724,965        $    724,965
 Buildings and improvements           2,169,345           2,169,345
 Equipment                            1,041,187             809,727
 Equipment acquired under
     capital lease                      178,810             178,810
                                   ------------        ------------
                                      4,114,307           3,882,847

 Accumulated depreciation,
  including amounts applicable
  to equipment acquired under
  capital lease of $52,639
  and $25,175                        (1,029,642)           (879,836)
                                  --------------     --------------
                                 $    3,084,665      $    3,003,011
                                 ==============      ==============


NOTE 5.   OBLIGATION UNDER CAPITAL LEASE

Obligation under capital lease consists of an equipment lease due in quarterly instalments, including imputed interest at 6%, of $10,673 through March 2000. The balance of the obligation at December 31, 1996 and 1995 was $123,146 and $155,779, respectively. Future minimum lease payments, by year and in the aggregate, under the capital lease at December 31, 1996 are as follows:

      1997                                         $    42,694
      1998                                              42,694
      1999                                              42,694
      2000                                              10,673
                                                   -----------
          Total minimum lease payments                 138,755
      Amounts representing interest                    (15,609)
                                                   -----------
          Present value of minimum lease payments $    123,146
                                                   ===========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS





NOTE 6.   OTHER BORROWINGS

Other borrowings consist of the following:

                                                        December 31,
                                                  1996                1995

Advance from Federal Home Loan Bank with      $    350,000        $    350,000
 interest at 7.66% due on February 28, 2000, collateralized by a blanket floating lien on qualifying first mortgage loans with a balance of $15,909,000 at December 31, 1996.

Advance from Federal Home Loan Bank,                    -              350,000
 paid off  in 1996.

Treasury, tax and loan note option account,
 with interest at 25% less than the Federal
 funds rate, due on demand.                        173,170             173,500
                                              ------------        ------------
                                              $    523,170        $    873,500
                                              ============        ============


NOTE 7.   EMPLOYEE BENEFIT PLAN

The Company has a noncontributory profit-sharing plan covering substantially all employees. Contributions to the plan charged to expense for the years ended December 31, 1996 and 1995 amounted to $50,000 and $45,000, respectively.


NOTE 8.   DEFERRED COMPENSATION PLAN

The Company has a deferred compensation plan providing for death and retirement benefits for its directors. The estimated amounts to be paid under the compensation plan have been funded through the purchase of life insurance policies on the directors. The balance of the policy cash surrender values included in other assets at December 31, 1996 and 1995 is $1,052,495 and $1,023,480, respectively. The balance of the deferred compensation included in other liabilities at December 31, 1996 and 1995 is $52,199 and $25,204, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 9.   STOCK WARRANTS AND EMPLOYEE STOCK OPTION PLAN

Each director involved in the organization of the Company was granted one warrant to purchase one share of the Company's common stock for each share purchased at inception. The warrants were exercisable at any time within seven years following the first issuance of the common stock of the Company, or by July 1996, at a price equal to the original issue price of $10. During 1996, 57,600 of the warrants were exercised at $10, 64,770 of the warrants were redeemed for 28,074 shares of common stock and 7,500 of the warrants were redeemed for $57,375 in cash. During 1995, 8,000 of the warrants were exercised at $10. As of December 31, 1996, all warrants have been exercised or redeemed.

The Company has reserved 50,000 shares of common stock to be awarded to key employees under an Employee Stock Option Plan. This Plan is administered by a committee of the Board of Directors and provides for the granting of options to purchase shares of the common stock to officers and key employees of the Company and the Bank. The exercise price of each option granted under the Plan is not to be less than the fair market value of the shares of common stock subject to the option on the date of grant as determined by the Board of Directors. Options are exercisable in whole or in part upon such terms as may be determined by the committee. Options will not be exercisable later than ten years after the date of grant.
These options vest in equal increments over a five year period. The exercise price of each option granted was equivalent to the fair market value on the date of the grant. Other pertinent information related to the options is as follows:

                                         December 31,
                             1996                           1995
                                  Weighted-                        Weighted-
                                  average                          average
                                  Exercise                         Excercise
                      Number      Price              Number        Price
                     --------     ---------          ------        ---------

Under option,
 beginning of year    26,850       12.61             13,100        10.09
 Granted                   -          -              13,750        15.00
 Exercised                 -          -                   -           -
 Terminated             (600)      12.00                  -           -
                      -------      -----             ------        ------
Under option,
 end of year          26,250       12.62             26,850         12.61
                     =======       =====             ======        ======
Exercisable,
 end of year          15,250      10.90              13,100         10.09
                     =======      ======             ======        ======

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 9.   STOCK WARRANTS AND EMPLOYEE STOCK OPTION PLAN (Continued)

                                                                  Weighted-
                                                    Weighted-     average
                                                    average       Remaining
                                  Range of          Excercise     Contractual
                        Number    Prices            Price         Life in Yrs
                        -------   -------------     -----        ------------
Under Option,
 End of Year            26,250    10.00 - 15.00     12.62         7

Options Exercisable,
 End of Year           15,250     10.00 - 15.00     10.90         5


As permitted by SFAS No. 123 ("Accounting for Stock-Based Compensation"), the Company recognizes compensation cost for stock-based employee compensation awards in accordance with APB Opinion No. 25, ("Accounting for Stock Issued to Employees"). The Company recognized no compensation cost for stock-based employee compensation awards for the year ended December 31, 1996. If the Company had recognized compensation cost in accordance with SFAS No. 123, net income and earnings per share would have been reduced as follows:

                                          December 31,
                              1996                        1995
                                      Earnings                      Earnings
                      Net Income      per Share       Net Income    per Share
                      -----------     --------       -----------    ---------
As reported           $ 1,087,235     $  1.91         $ 806,768     $  1.40
Stock-based
 compensation,net of
 related tax effect        (6,310)      (0.01)              -             -
                     -------------   ---------        ----------    -------
As adjusted          $  1,080,925    $    1.90        $ 806,768     $  1.40
                     ============    =========        ==========    =========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 9. STOCK WARRANTS AND EMPLOYEE STOCK OPTION PLAN (Continued)


The fair value of the options granted or vested during the year was based upon the discounted value of future cash flows of the options using the following assumptions:

     Risk-free interest rate                      6.50%
     Expected life of the options               7 Years
     Expected dividends (as a percent of the
        fair value of the stock)                  1.43%



NOTE 10.  INCOME TAXES

The components of income tax expense are as follows:

                                               December 31,
                                        1996                1995

     Current                        $   491,298         $   387,105
     Deferred                            (5,370)            (57,105)
                                    ------------        ------------
        Income tax expense          $    485,928        $    330,000
                                    ============        ============

The Company's income tax expense differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                              December 31,
                                  1996                         1995
                         Amount      Percent           Amount      Percent
                       ---------     -------         ---------     -------
Income taxes at
   statutory rate      $ 534,875        34 %         $ 386,501        34 %
 Tax-exempt interest     (87,540)       (6)            (68,506)       (6)
 State income taxes       26,191         2              16,900         2
 Other items, net         12,402         1              (4,895)       (1)
                       ---------      ------         ----------       ----
Income tax expense     $ 485,928        31 %         $ 330,000        29 %
                       =========      ======         ==========      =====

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 10.  INCOME TAXES (Continued)

The components of deferred income taxes are as follows:

                                                   December 31,
                                            1996                1995
Deferred tax assets:                    ----------        ------------
 Loan loss reserves                   $    226,525        $    201,489
 Deferred compensation                      19,698               9,512
 Securities available-for-sale               3,413                  -
 Other                                       5,000              15,788
                                       -----------        ------------
                                           254,636             226,789
                                       -----------        ------------
Deferred tax liabilities:
 Depreciation                               68,675              49,611
 Securities available-for-sale                   -               8,961
                                      ------------        ------------
                                            68,675              58,572
                                      ------------        ------------
  Net deferred tax assets             $    185,961        $    168,217
                                     -------------        ------------


NOTE 11.  COMMITMENTS AND CONTINGENT LIABILITIES

In the normal course of business, the Company has entered into off-balance-sheet financial instruments which are not reflected in the financial statements. These financial instruments include commitments to extend credit and standby letters of credit. Such financial instruments are included in the financial statements when funds are disbursed or the instruments become payable. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. A summary of the Company's commitments is as follows:

                                                    December 31,
                                            1996                  1995
                                      --------------        --------------
Commitments to extend credit          $    6,194,000        $    8,408,000
Standby letters of credit                    816,000               533,904
                                      --------------        --------------
                                      $    7,010,000        $    8,941,904
                                      ==============        ==============

Commitments to extend credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The credit risk involved in issuing these financial instruments is essentially the same as that involved in extending loans to customers. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include real estate and improvements, crops, marketable securities, accounts receivable, inventory, equipment, and personal property.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Company deems necessary.

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management of the Company, any liability resulting from such proceedings would not have a material effect on the Company's financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 12.  CONCENTRATIONS OF CREDIT

The Company originates primarily commercial, residential, and consumer loans to customers in Hall County and surrounding counties. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on the economy in these areas.

Seventy percent (70%) of the Company's loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company's primary market area. Accordingly, the ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in the Company's primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 15% of statutory capital, or approximately $750,000.


NOTE 13.  REGULATORY MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 1996, approximately $2,217,000 of retained earnings were available for dividend declaration without regulatory approval.

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company and Bank capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 1996, the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 1996 and 1995, notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Company and Bank's actual capital amounts and ratios at December 31, 1996 are presented in the following table.


                                                               To be well
                                             For Capital    Capitalized Under
                                              Adequacy      Prompt Corrective
                            Actual            Purposes      Action Provisions
                       Amount     Ratio    Amount     Ratio   Amount    Ratio
                       ------     -----    ------     -----   ------    -----
                                     (Dollars in Thousands)
                       -------------------------------------------------------
Total Capital(to Risk
 Weighted Assets):
  Consolidated         $ 9,036    13.82%    $ 5,231     8%     $ 6,491     10%
  Bank $                 8,352    12.79%    $ 5,224     8%     $ 6,530     10%
Tier I Capital (to
 Risk Weighted Assets):
  Consolidated        $ 8,329     12.74%    $ 2,615     4%     $ 3,923      6%
  Bank                $ 7,645     11.71%    $ 2,611     4%     $ 3,917      6%
Tier I Capital (to
 Average Assets):
  Consolidated        $ 8,329     10.12%    $ 3,292     4%     $ 4,115      5%
  Bank                $ 7,645      9.31%    $ 3,285     4%     $ 4,106      5%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 14.  FAIR VALUE OF FINANCIAL INSTRUMENTS

 The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow methods. Those methods are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different methodologies may have a material effect on the estimated fair value amounts. Also, the fair value estimates presented herein are based on pertinent information available to management as of December 31, 1996 and 1995. Such amounts have not been revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

 The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

Cash, Due From Banks, and Federal Funds Sold:

 The carrying amounts of cash, due from banks, and Federal funds sold approximate their fair value.

Available-For-Sale and Held-To-Maturity Securities:

 Fair values for securities are based on quoted market prices. The carrying values of equity securities with no readily determinable fair value approximate fair values.

Loans:

 For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow methods, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow methods or underlying collateral values.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deposits:

 The carrying amounts of demand deposits, savings deposits, and variable-rate certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using discounted cash flow methods, using interest rates currently being offered on certificates.

Obligation Under Capital Lease and Other Borrowings:

 The fair values of the Company's obligation under capital lease and other borrowings are estimated using discounted cash flow methods based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

Accrued Interest:

 The carrying amounts of accrued interest approximate their fair values.

Off-Balance-Sheet Instruments:

 Fair values of the Company's off-balance-sheet financial instruments are based on fees charged to enter into similar agreements. However, commitments to extend credit and standby letters of credit do not represent a significant value to the Company until such commitments are funded.
 The Company has determined that these instruments do not have a distinguishable fair value and no fair value has been assigned.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The estimated fair values of the Company's financial instruments were as follows:
                                   December 31, 1996               December 31,
1995
                                Carrying         Fair            Carrying
  Fair
                                Amount           Value           Amount
  Value
                                ------------     -----------     ------------
  -----------    ---------
Financial assets:
 Cash, due from banks
  and Federal funds sold        $  7,233,227     $ 7,233,227     $  5,996,603
  $ 5,996,603
 Securities available-for-sale     9,489,072       9,489,072        6,784,994
    6,784,994
 Securities held-to-maturity      11,484,207      11,441,995        6,982,745
    7,037,195
 Loans                            50,578,523      51,100,000       49,154,659
   49,400,000
 Accrued interest receivable         741,680         741,680          619,491
      619,491

Financial liabilities:
 Deposits                         73,845,682      74,418,467       64,776,256
   65,220,234
 Obligation under capital
  lease and other borrowings         646,316         646,316        1,029,285
   1,028,285
 Accrued interest payable            845,567         845,567          787,954
     787,954


NOTE 15.  SUPPLEMENTAL FINANCIAL DATA

Components of other operating expenses in excess of 1% of total revenue are as follows:

                                                  December 31,
                                           1996                1995

Stationery and supplies              $    80,913         $    71,464
FDIC insurance                             2,000              62,998

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 16.  PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets, statements of income, and cash flows of Lanier Bankshares, Inc. as of and for the years ended December 31, 1996 and 1995:


                        CONDENSED BALANCE SHEETS

                                               1996                1995
                                         ------------        ------------
 Assets
  Cash                                   $    162,170        $    322,233
  Interest-bearing deposits in bank           535,000              35,000
  Investment in subsidiaries                7,692,794           6,641,925
  Securities available-for-sale                94,759              14,172
  Other assets                                    188                   -
                                       --------------      --------------
       Total assets                    $    8,484,911      $    7,013,330
                                       ==============      ==============
 Liabilities
  Dividends payable                    $      154,728        $    117,462
  Other                                         7,756                 552
                                       --------------      --------------
                                              162,484             118,014
                                       --------------      --------------

 Stockholders' equity                       8,322,427           6,895,316
                                       --------------      --------------

       Total liabilities and
          stockholders' equity         $    8,484,911      $    7,013,330
                                       ==============      ==============

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 16.  PARENT COMPANY FINANCIAL INFORMATION (Continued)


                 CONDENSED STATEMENTS OF INCOME

                                                  1996                1995
                                             -------------       ------------
 Income
  Dividends from bank subsidiary             $           -       $    120,000
  Interest on deposits in bank                      11,307              1,904
  Other                                                838              9,661
                                             -------------       ------------
                                                    12,145            131,565
                                             -------------       ------------
 Expenses, other                                    12,022              1,515
                                             -------------       ------------

  Income before income tax benefits
   and equity in undistributed
     income of subsidiaries                            123            130,050

 Income tax benefits                                  (188)                 -
                                             -------------       ------------
  Income before equity in undistributed
   income of subsidiaries                              311            130,050

 Equity in undistributed income of
   subsidiaries                                  1,086,924            676,718
                                            --------------       ------------
  Net income                                $    1,087,235       $    806,768
                                            ==============       ============

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 16.  PARENT COMPANY FINANCIAL INFORMATION (Continued)

                    CONDENSED STATEMENTS OF CASH FLOWS
                                                    1996               1995

OPERATING ACTIVITIES                           --------------    ------------
 Net income                                    $    1,087,235    $    806,768
 Adjustments to reconcile net income to net
  cash provided by operating activities:
    Decrease in dividends receivable                        -          80,000
    Undistributed income of subsidiaries           (1,086,924)       (676,718)
    Other operating activities                            815           1,110
                                              ---------------    ------------

 Net cash provided by operating activities              1,126         211,160
                                              ---------------    ------------
INVESTING ACTIVITIES
 Net increase in interest-bearing
   deposits in bank                                  (500,000)             -
 Purchases of securities available-for-sale           (62,352)           (755)
                                              ---------------    ------------
  Net cash used in investing activities              (562,352)           (755)
                                              ---------------    ------------
FINANCING ACTIVITIES
 Net proceeds from exercise and redemption
  of stock warrants                                   518,625          80,000
 Dividends paid                                      (117,462)        (78,786)

  Net cash provided by  financing activities          401,163           1,214
                                              ---------------    ------------
  Net increase (decrease) in cash                     401,163           1,214

  Cash at beginning of year                           322,233         110,614
                                              ---------------    ------------
  Cash at end of year                            $    723,396    $    111,828
                                              ===============    ============