Form 10KSB, Exhibit 13
period 1997-12-31
LANIER BANKSHARES INC
filed 1998-04-24
CIK 842898

EXHIBIT 13.1


                          TABLE OF CONTENTS


                                                     Page

Independent Auditor's Report                           1

Consolidated Balance Sheets                            2

Consolidated Statements of Income                      3

Consolidated Statements of Stockholders' Equity        4

Consolidated Statemtns of Cash Flows                   5

Notes to Consolidated Financial Statements             7

Managment's Discussion and Analysis                   31


    Lanier Bankshares, Inc., a Georgia coporation (the "Company"), is a holding company engaged in commercial banking primarily in Hall County, Georgia. The Company currently has two subsidiaries. Lanier National
Bank is active in retail and commercial banking. Lanier Data Coporation is a data processing company and provides such services to Lanier National Bank.

    The Company's common stock, $1.00 par value (the "Common Stock"), is not traded on an established trading market. As of March 13, 1998 there were 554 holders of record of the Company's Common Stock. The Company paid a dividend of $.15 on July 11, 1997 to shareholders of record on June 30, 1997 and a dividend of $.25 per share on January 16, 1998 to shareholders of record as of January 2, 1998. Currently, the Company's sole source of dividends is the Bank. The Bank is subject to regulation by the Office of the Comptroller of the Currency (the "OCC"). Statutes and regulations enforced by the OCC include parameters which define when the Bank may or may not pay dividends. The prior approval of the OCC is required if the total of all dividends declared by a national bank in any calendar year exceeds the Bank's net profits, as defined, for that year combined with its retained net profits for the preceding two calendar years, less any required transfers to surplus or a fund for retirement of any preferred stock.
All FDIC insured institutions, regardless of their level of capitalization, are prohibited from paying any dividend or making any other kind of distribution if, following the payment or distribution, the institution would be undercapitalized.

This statement has not been reviewed, or confirmed for accuracy or revelence by the Federal Deposit Insurance Corporation.

                        INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Lanier Bankshares, Inc. and Subsidiaries
Gainesville, Georgia

    We have audited the accompanying consolidated balance sheets of Lanier Bankshares, Inc. and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's managment. Our responsibility is to express an opinion on these financial statemtns based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financiaol statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lanier Bankshares, Inc. and Subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.


                               /s/ MAULDIN & JENKINS, LLC


Atlanta, Georgia
February 19, 1998

                            LANIER BANKSHARES, INC.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996

             Assets                                  1997             1996
             ------                                  ----             ----
Cash and due from banks                    $      4,062,492   $      5,380,072
Interest-bearing deposits in banks                   36,635             53,155
Federal funds sold                                  200,000          1,800,000
Securities available-for-sale                     8,870,631          9,489,072
Securities held-to-maturity (fair value
  $9,008,060 and $11,441,995)                     8,893,071         11,484,207

Loans                                            67,834,287         51,285,375
Less allowance for loan losses                      837,092            706,852
                                                 ----------         ----------
          Loans, net                             66,997,195         50,578,523

Premises and equipment                            3,155,562          3,084,665
Other assets                                      2,256,354          2,068,933
                                                 ----------         ----------
          Total assets                     $     94,471,940   $     83,938,627
                                                 ==========         ==========
       Liabilities and Stockholders' Equity
       ------------------------------------
Deposits
    Noninterest-bearing demand             $     12,940,461   $     12,447,966
    Interest-bearing demand                      14,784,001         11,380,481
    Savings                                      10,059,915          9,525,019
    Time, $100,000 and over                      19,636,268         18,147,088
    Other time                                   25,594,145         22,345,128
                                                 ----------         ----------
          Total deposits                         83,014,790         73,845,682
Obligation under capital lease                       88,167            123,146
Other borrowings                                    724,967            523,170
Other liabilities                                 1,507,478          1,124,202
                                                 ----------         ----------
          Total liabilities                      85,335,402         75,616,200
                                                 ==========         ==========
Commitments and contingent liabilities

Stockholders' equity
  Common stock, par value $1; 10,000,000 shares
      authorized; 618,913 issued and outstanding    618,913            618,913
  Capital surplus                                 5,232,969          5,232,102
  Retained earnings                               3,641,504          2,478,038
  Treasury stock, 18,913 shares                    (415,486)               -
  Unrealized gains (losses) on securities
    available-for-sale, net of tax                   58,638             (6,626)
                                                  ----------         ----------
          Total stockholders' equity              9,136,538          8,322,427
                                                  ----------         ----------
          Total liabilities and
             stockholders' equity          $     94,471,940   $     83,938,627
                                                 ==========         ==========

See Notes to Consolidated Financial Statements.

                            LANIER BANKSHARES, INC.
                                AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                1997               1996
Interest income
    Loans                             $      6,348,118   $      5,421,122
    Taxable securities                         829,361            815,965
    Nontaxable securities                      328,625            234,485
    Federal funds sold                          83,537            160,236
    Deposits in banks                           14,280              4,729
                                             ----------         ----------
          Total interest income              7,603,921          6,636,537
                                             ----------         ----------
Interest expense
    Deposits                                 3,500,330          3,199,277
    Other borrow                                46,208             43,847
                                            ----------         ----------
          Total interest expense             3,546,538          3,243,124
                                            ----------         ----------

          Net interest income                4,057,383          3,393,413
Provision for loan losses                      170,000            120,000
          Net interest income after          ---------          ---------
           provision for loan losses         3,887,383          3,273,413
                                             ----------         ----------
Other income
    Service charges on deposit accounts        526,571            430,655
    Net realized gains on sale of securities     6,052                -
    Other operating income                     121,151            116,616
                                            ----------         ----------
          Total other income                   653,774            547,271
                                            ----------         ----------
Other expenses
    Salaries and employee benefits           1,434,407          1,292,945
    Equipment and occupancy expenses           400,982            375,101
    Other operating expenses                   652,945            579,475
                                            ----------         ----------
          Total other expenses               2,488,334          2,247,521
                                            ----------         ----------

          Income before income taxes         2,052,823          1,573,163
                                            ----------         ----------

Income tax expense                             646,805            485,928
                                            ----------         ----------

               Net income             $      1,406,018   $      1,087,235
                                            ==========         ==========

Basic earnings per common share       $           2.30   $           1.91
                                                  ====               ====

Diluted earnings per common share     $           2.25   $           1.89
                                                  ====               ====
See Notes to Consolidated Financial Statements.

                            LANIER BANKSHARES, INC.
                                AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1997 AND 1996





        Unrealized

           Gains

        (Losses)on

         Securities

        Available      Total
                          Common Stock        Capital      Retained   Treasury
Stock     for-Sale,   Stockholders'
                        Shares   Par Value    Surplus      Earnings    Shares
Cost    Net of Tax    Equity
                      --------   ---------    -----------  ---------- -------
-----   ----------   ----------
Balance,
 December 31, 1995        533,239  $533,239  $4,799,151  $1,545,531         -
  $   -   $17,395   $6,895,316
 Net income                   -          -            -   1,087,235         -
      -         -    1,087,235
 Cash dividends declared,
   $.25 per share             -          -            -    (154,728)        -
      -         -     (154,728)
 Exercise and redemption
   of stock warrants       85,674    85,674     432,951           -         -
      -         -      518,625
 Net change in unrealized
   gains (losses) on
   securities available-
   for-sale, net of tax       -          -            -           -         -
      -   (24,021)     (24,021)
                          -------    -------    ---------  ---------  ------
 -------  -------   ---------
Balance,
 December 31, 1996        618,913    618,913  5,232,102   2,478,038      -
     -     (6,626)   8,322,427
    Net income                -          -            -   1,406,018      -
     -         -     1,406,018
    Cash dividends declared,
      $.40 per share          -          -            -    (242,552)     -
     -         -      (242,552)
    Purchase of treasury
      stock                   -          -            -           -   19,780
(434,560)     -       (434,560)
    Sale of treasury stock    -          -          867           -     (867)
  19,074      -         19,941
    Net change in unrealized
      gains (losses) on
      securities available-
      for-sale                -          -            -           -       -
      -    65,264       65,264
                          -------    -------  ---------   ---------     ------
 -------    ------   ---------
Balance,
 December 31, 1997        618,913   $618,913 $5,232,969  $3,641,504    18,913
$(415,486)  58,638   $9,136,538
                          =======    =======  =========   =========    ======
 =======   ======    =========



See Notes to Consolidated Financial Statements.

                            LANIER BANKSHARES, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                        1997           1996
OPERATING ACTIVITIES                                ------------   ------------
    Net income                                      $  1,406,018   $  1,087,235
    Adjustments to reconcile net income to net cash
        provided by operating activities:
          Depreciation                                   194,205        186,157
          Provision for loan losses                      170,000        120,000
          Deferred  income taxes                         (55,154)        (5,370)
          Net realized gains on sale of securities        (6,052)             -
          Increase in interest receivable                (49,381)      (122,189)
          Increase in interest payable                   129,450         57,613
          Other operating activities                     142,048       (120,833)
                                                       ---------      ---------
              Net cash provided by operating
                activites                              1,931,134      1,202,613
                                                       ---------      ---------
INVESTING ACTIVITIES
    Decrease in interest-bearing deposits in banks        16,520         15,850
    Purchases of securities available-for-sale        (3,852,631)    (4,798,042)
    Proceeds from sales of securities
        available-for-sale                               699,320              -
    Proceeds from maturities of
        securities available-fosale                    3,876,688      2,057,570
    Purchases of securities held-to-maturity          (2,022,880)    (6,669,405)
    Proceeds from maturities of securities
        held-to-maturity                               4,614,016      2,167,943
    Net decrease in Federal funds sold                 1,600,000      1,200,000
    Net increase in loans                            (16,588,672)    (1,543,864)
    Purchase of premises and equipment                  (265,102)      (267,811)
                                                      ----------      ---------
              Net cash used in investing activities  (11,922,741)    (7,837,759)
                                                      ----------      ---------
FINANCING ACTIVITIES
    Net increase in deposits                           9,169,108      9,069,426
    Repayment of obligations under capital lease         (34,979)       (32,633)
    Net proceeds (repayment) of other borrowings         201,797       (350,336)
    Net proceeds from exercise and redemption of stock
        warrants                                               -        518,625
    Purchase of treasury stock                          (434,560)             -
    Proceeds from sale of treasury stock                  19,941              -
    Dividends paid                                      (247,280)      (117,462)
                                                       ----------     ----------
              Net cash provided by financing
               activities                              8,674,027      9,087,620
                                                       ----------     ---------

                            LANIER BANKSHARES, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                            1997       1996

Net increase (decrease) in cash and due from banks   $(1,317,580)  $ 2,452,474

Cash and due from banks at beginning of year           5,380,072     2,927,598
                                                       ---------     ---------
Cash and due from banks at end of year               $ 4,062,492   $ 5,380,072
                                                       =========     =========
SUPPLEMENTAL DISCLOSURES
    Cash paid for:
        Interest                                     $ 3,546,538   $ 3,185,512

        Income taxes                                 $   608,592   $   602,887

NONCASH TRANSACTION
    Unrealized (gains) losses on securities
    available-for-sale                               $   (98,883)  $    36,395



See Notes to Consolidated Financial Statements.

                            LANIER BANKSHARES, INC.
                                AND SUBSIDIARIES

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

The accounting and reporting policies of the Company conform to generally accepted accounting principles and general practices within the financial services industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts and disclosures of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates.

Cash and Due From Banks

Cash on hand, cash items in process of collection, and amounts due from banks are included in cash and due from banks.

The Company maintains amounts due from banks which, at times, may exceed Federally insured limits. The Company has not experienced any losses in such accounts.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Securities

Securities are classified based on management's intention on the date of purchase. Securities which management has the intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost.
All other debt securities are classified as available-for-sale and carried at fair value with net unrealized gains and losses included in stockholders' equity, net of tax. Marketable equity securities are carried at fair value with net unrealized gains and losses included in stockholders' equity. Other equity securities without a readily determinable fair value are carried at cost.

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

Recognition of deferred tax balance sheet amounts is based on management's belief that it is more likely than not that the tax benefit associated with certain temporary differences, tax operating loss carryforwards and tax credits would be realized. A valuation allowance would be recorded for those deferred tax items for which it is more likely than not that realization would not occur.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Income Taxes (Continued)

The Company and the subsidiaries file a consolidated income tax return. Each entity provides for income taxes based on its contribution to income taxes (benefits) of the consolidated group.

Earnings Per Common Share

Basic earnings per common share are computed by dividing net income by the weighted-average number of shares of common stock outstanding. Diluted earnings per share are computed by dividing net income by the sum of the weighted-average number of shares of common stock outstanding and potential common shares. Potential common shares consist of stock options.

Recent Accounting Pronouncements

The Financial Accounting Standards Board (FASB) has issued, and the Company has adopted, Statement of Financial Accounting Standards (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". SFAS No. 125 was amended by SFAS No. 127, which defers the effective date of certain provisions of SFAS No. 125 until January 1, 1998. This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. The adoption of this statement did not have a material effect on the Company's financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Recent Accounting Pronouncements (Continued)

The FASB has issued, and the Company has adopted, SFAS No. 128, "Earnings Per Share". SFAS No. 128 supersedes Accounting Principles Board Opinion No. 15 "Earnings Per Share" and specifies the computation, presentation, and disclosure requirements for earnings per share (EPS) for entities with publicly held common stock or potential issuable common stock. SFAS No. 128 replaces the presentation of primary EPS with a presentation of basic EPS and fully diluted EPS with diluted EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator for the basic EPS computation to the numerator and denominator of the diluted EPS computation. SFAS No. 128 is effective for financial statements for both interim and annual periods ending after December 15, 1997. The adoption of this statement did not have a material effect on the Company's financial statements.

The FASB has issued SFAS No. 130, "Reporting Comprehensive Income". This statement establishes standards for reporting and display of comprehensive income and its components in the financial statements. SFAS No. 130 requires all items that are required to be recognized under accounting standards as components of comprehensive income to be reported in a financial statement that is displayed in equal prominence with the other financial statements.
The term "comprehensive income" is used in the SFAS to describe the total of all components of comprehensive income including net income. "Other comprehensive income" refers to revenues, expenses, gains and losses that are included in comprehensive income but excluded from earnings under current accounting standards. Currently, "other comprehensive income" for the Company consists of items previously recorded directly in equity under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". SFAS
No. 130 is effective for periods beginning after December 15, 1997.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SECURITIES

The amortized cost and fair value of securities are summarized as follows:

                                                Gross         Gross
                                  Amortized    Unrealized   Unrealized    Fair
                                    Cost         Gains        Losses     Value
 Securities Available-for-Sale   ------------   ----------   ----------  ------
 December 31, 1997:
 U. S. Government and agency
 securities                      $ 6,240,184   $ 11,416   $ (5,029)  $ 6,246,571
 State and municipal securities    2,059,711     40,455        (20)    2,100,146
 Equity securities                   481,892     42,022          -       523,914
                                 -----------   --------   ---------  -----------
                                 $ 8,781,787   $ 93,893   $ (5,049)  $ 8,870,631
                                 ===========   =========  =========  ===========
December 31, 1996:
 U. S. Government and agency
 securities                      $ 6,283,022   $  6,511   $(37,008)  $ 6,252,525
 State and municipal securities    2,060,559     23,295    (21,492)    2,062,362
 Mortgage-backed securities          707,706        420          -       708,126
 Equity securities                   447,824     18,235          -       466,059
                                   ---------   --------   ---------  -----------
                                 $ 9,499,111   $ 48,461   $(58,500)  $ 9,489,072
                                   =========   ========   =========  ==========

 Securities Held-to-Maturity
 December 31, 1997:
 U. S. Government and agency
 securities                      $ 2,500,960   $  4,845    $(6,358)  $ 2,499,447
 State and municipal securities     5,987,856   120,726     (1,552)    6,107,030
 Mortgage-backed securities           404,255         -     (2,672)      401,583
                                 ------------  --------   ---------  -----------
                                 $  8,893,071  $125,571   $(10,582)  $ 9,008,060
                                 ============  ========   ========   ===========

 December 31, 1996:
 U. S. Government and agency
 securities                      $  6,531,696 $  16,593 $  (58,147)  $ 6,490,142
 State and municipal securities     4,468,953    37,590    (30,175)    4,476,368
 Mortgage-backed securities           483,558         -     (8,073)      475,485
                                   ---------- ---------   ---------  ----------
                                 $ 11,484,207 $  54,183 $  (96,395)  $11,441,995
                                 ============ ========= ==========   ==========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The amortized cost and fair value of securities as of December 31, 1997 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or prepaid with or without penalty. Therefore, these securities and equity securities are not included in the maturity categories in the following summary.

                            Securities Available-for-Sale    Securities
Held-to-Maturity
                            Amortized Cost    Fair Value     Amortized Cost
Fair Value
                            --------------    -----------    --------------
----------
Due in one year or less      $  1,085,000   $  1,082,050      $    631,201
$    630,135
Due from one year to five
   years                        4,710,697      4,726,753         4,101,157
  4,132,978
Due from five to ten years      2,298,061      2,325,054         3,270,773
  3,342,360
Due after ten years               206,137        212,860           485,685
    501,004
Mortgage-backed securities              -              -           404,255
    401,583
Equity securities                 481,892        523,914                 -
          -
                              -----------      ---------         ---------
-----------
                             $  8,781,787     $ 8,870,631      $ 8,893,071
$  9,008,060
                              ===========     ===========        =========
============



Securities with a carrying value of $8,709,000 and $8,003,000 at December 31, 1997 and 1996, respectively, were pledged to secure public deposits and for other purposes.

Gains and losses on sales of securities available-for-sale consist of the following:

                                            December 31,
                                         1997       1996

        Gross gains                 $   6,052    $     -
        Gross losses                        -          -
                                        -----      -----
        Net realized gains          $   6,052    $     -
                                        =====      =====

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3. LOANS AND ALLOWANCE FOR LOAN LOSSES

The composition of loans is summarized as follows:

                                                        December 31,
                                                   1997             1996

Commercial, financial, and agricultural      $ 10,053,000     $  7,693,000
Real estate - construction                      1,422,000        5,276,000
Real estate - mortgage                         47,556,000       30,693,000
Consumer instalment and other                   8,803,287        7,623,375
                                               67,834,287       51,285,375
                                               ----------       ----------
Allowance for loan losses                        (837,092)        (706,852)
                                               ----------       ----------
Loans, net                                   $ 66,997,195     $ 50,578,523
                                               ==========       ==========

Changes in the allowance for loan losses for the years ended December 31 were as follows:

                                                  1997             1996

Balance, beginning of year                   $    706,852     $    633,732
   Provision for loan losses                      170,000          120,000
   Loans charged off                              (41,357)         (50,080)
   Recoveries of loans previously charged off       1,597            3,200
                                                  -------          -------
Balance, end of year                         $    837,092     $    706,852
                                                  =======          =======

The total recorded investment in impaired loans was $96,835 and $127,210 at December 31, 1997 and 1996, respectively. There were no impaired loans that had related allowances determined in accordance with Statement of Financial Accounting Standard No. 114, ("Accounting by Creditors for Impairment of a Loan") at December 31, 1997 and 1996. The average recorded investment in impaired loans for 1997 and 1996 was $105,741 and $165,509. Interest income recognized for cash payments received on impaired loans was not material for the years ended December 31, 1997 and 1996.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company has granted loans to certain directors, executive officers, and their related entities. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan involved. Changes in related party loans for the year ended December 31, 1997 are as follows:

Balance, beginning of year                  $ 1,889,063
Advances                                      1,242,375
Repayments                                   (1,172,557)
                                             ----------
Balance, end of year                        $ 1,958,881
                                             ==========


NOTE 4. PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

                                                     December 31,
                                                1997            1996

Land                                       $   785,405      $   724,965
Buildings and improvements                   2,169,345        2,169,345
Equipment                                    1,046,169        1,041,187
Construction in process, estimated
 cost to complete, $266,000                    141,833                -
Equipment acquired under capital lease         178,810          178,810
                                             ---------        ---------
                                             4,321,562        4,114,307
Accumulated depreciation, including amounts
 applicable to equipment acquired under
 capital lease of $80,329 and $52,639       (1,166,000)      (1,029,642)
                                             ---------        ---------
                                           $ 3,155,562      $ 3,084,665
                                             =========        =========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 5. OBLIGATION UNDER CAPITAL LEASE

Obligation under capital lease consists of an equipment lease due in quarterly installments, including imputed interest at 6%, of $10,673 through March 2000. The balance of the obligation at December 31, 1997 and 1996 was $88,167 and $123,146, respectively. Future minimum lease payments, by year and in the aggregate, under the capital lease at December 31, 1997 are as follows:

1998                                      $  42,694
1999                                         42,694
2000                                         10,673
                                             ------
Total minimum lease payments                 96,061
Amounts representing interest                (7,894)
                                             ------
Present value of minimum lease payments   $  88,167
                                             ======



NOTE 6. OTHER BORROWINGS

Other borrowings consist of the following:

                                                             December 31,
                                                         1997            1996

Advance from Federal Home Loan Bank with             $ 350,000       $ 350,000
  interest at 7.66% due on February 28, 2000, collateralized by a blanket floating lien on qualifying first mortgage loans.

Treasury, tax and loan note option account, with       374,967         173,170
  interest at .25% less than the Federal funds
  rate, due on demand.
                                                       -------         -------
                                                     $ 724,967       $ 523,170
                                                       =======         =======

NOTE 7. EMPLOYEE BENEFIT PLAN

The Company has a noncontributory profit-sharing plan covering substantially all employees. Contributions to the plan charged to expense for the years ended December 31, 1997 and 1996 amounted to $60,000 and $50,000, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 8. DEFERRED COMPENSATION PLAN

The Company has a deferred compensation plan providing for death and retirement benefits for its directors. The estimated amounts to be paid under the compensation plan have been funded through the purchase of life insurance policies on the directors. The balance of the policy cash surrender values included in other assets at December 31, 1997 and 1996 is $1,113,642 and $1,052,495, respectively. The balance of the deferred compensation included in other liabilities at December 31, 1997 and 1996 is $119,448 and $52,199, respectively.


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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                      December 31,
                                                 1997             1996
                                      -----------------      -----------------
                                               Weighted-              Weighted-
                                                average                average
                                                Exercise              Exercise
                                       Number    Price       Number    Price

 Under option, beginning of year       26,250  $  12.62      26,850   $  12.61
    Granted                                 -         -           -          -
    Exercised                               -         -           -          -
    Terminated                              -         -        (600)     12.00
                                       ------                ------
 Under option, end of year             26,250     12.62      26,250      12.62
                                       ======                ======

 Exercisable, end of year              18,000     11.53      15,250      10.90
                                       ======                ======

                                                                     Weighted-
                                                         Weighted-   average
                                                         average     Remaining
                                             Range of    Exercise    Contractual
                                   Number     Prices     Price       Life in Yrs
                                   ------    --------    --------    ----------
 Under Option, End of Year         26,250   $ 10 - 15    $ 12.62          6
                                   ======

 Options Exercisable, End of Year  18,000     10 - 15      11.53          5
                                   ======

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As permitted by SFAS No. 123 ("Accounting for Stock-Based Compensation"), the Company recognizes compensation cost for stock-based employee compensation awards in accordance with APB Opinion No. 25, ("Accounting for Stock Issued to Employees"). The Company recognized no compensation cost for stock-based employee compensation awards for the year ended December 31, 1997 and 1996. If the Company had recognized compensation cost in accordance with SFAS No. 123, net income and earnings per share would have been reduced as follows:

                                              December 31, 1997
                                                   Basic               Diluted
                                                  Earnings             Earnings
                                  Net Income      Per Share            Per Share

 As reported                    $  1,406,018      $   2.30            $   2.25
 Stock-based compensation,
    net of related tax effect         (6,310)        (0.01)              (0.01)
                                   ---------          ----                ----
 As adjusted                    $  1,399,708      $   2.29            $   2.24
                                   =========          ====                ====

                                                  December 31, 1996
                                                    Basic              Diluted
                                                    Earnings           Earnings
                                  Net Income        Per Share          Per Share

 As reported                    $  1,087,235      $   1.91            $   1.89
 Stock-based compensation,
   net of related tax effect          (6,310)        (0.01)              (0.01)
                                   ---------          ----                ----
 As adjusted                    $  1,080,925      $   1.90            $   1.88
                                   =========          ====                ====

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 10. INCOME TAXES

The components of income tax expense are as follows:

                                                        December 31,
                                                  1997                1996

Current                                      $  701,959           $  491,298
Deferred                                        (55,154)              (5,370)
                                                -------              -------
   Income tax expense                        $  646,805           $  485,928
                                                =======              =======

The Company's income tax expense differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                                      December 31,
                                              1997                    1996
                                        Amount  Percent          Amount  Percent

Income taxes at statutory rate       $ 697,960    34 %         $ 534,875   34 %
Tax-exempt interest                   (109,765)   (5)            (87,540)  (6)
State income taxes                      39,218     2              26,191    2
Other items, net                        19,392     1              12,402    1
                                       -------    --             -------   --
Income tax expense                   $ 646,805    32 %         $ 485,928   31 %
                                       =======    ==             =======   ==

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The components of deferred income taxes are as follows:

                                                 December 31,
                                             1997           1996
Deferred tax assets:
  Loan loss reserves                     $ 275,672        $ 226,525
  Deferred compensation                     45,075           19,698
  Securities available-for-sale                  -            3,413
  Other                                          -            5,000
                                           -------          -------
                                           320,747          254,636
                                           =======          =======
Deferred tax liabilities:
  Depreciation                              83,045           68,675
  Securities available-for-sale             30,208                -
                                           -------          -------
                                           113,253           68,675
                                           =======          =======
Net deferred tax assets                  $ 207,494        $ 185,961
                                           =======          =======


NOTE 11. EARNINGS PER COMMON SHARE

The following is a reconciliation of net income (the numerator) and weighted-average shares outstanding (the denominator) used in determining basic and diluted earnings per common share (EPS):

                                               Year Ended December 31, 1997
                                                          Weighted-
                                               Net         Average         Per
                                              Income        Shares        share
                                            (Numerator)  (Denominator)    Amount

Basic EPS                                  $ 1,406,018      612,585       $ 2.30
Effect of Dilutive Securities                                               ====
Stock options                                        -       11,192
                                             ---------      -------
Diluted EPS                                $ 1,406,018      623,777       $ 2.25
                                             =========      =======         ====

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                              Year Ended December 31, 1996
                                                           Weighted-
                                               Net         Average         Per
                                              Income        Shares        share
                                            (Numerator)  (Denominator)    Amount


Basic EPS                                 $ 1,087,235      569,053       $ 1.91
Effect of Dilutive Securities                                              ====
Stock options                                       -        7,320
                                            ---------      -------
 Diluted EPS                              $ 1,087,235      576,373       $ 1.89
                                            =========      =======         ====


NOTE 12. COMMITMENTS AND CONTINGENT LIABILITIES

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


The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. A summary of the Company's commitments is as follows:



                                                             December 31,
                                                         1997           1996

Commitments to extend credit                       $ 14,074,000    $ 6,194,000
Standby letters of credit                               613,000        816,000
                                                     ----------      ---------
                                                   $ 14,687,000    $ 7,010,000
                                                     ==========      =========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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


NOTE 13. CONCENTRATIONS OF CREDIT

The Company originates primarily commercial, residential, and consumer loans to customers in Hall County and surrounding counties. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on the economy in these areas.

Seventy-two percent of the Company's loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company's primary market area. Accordingly, the ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in the Company's primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 15% of statutory capital, or approximately $1,450,000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 14. REGULATORY MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 1997, approximately $2,979,000 of retained earnings were available for dividend declaration without regulatory approval.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 1997, the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 1997, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company and Bank's actual capital amounts and ratios are presented in the following table.

           To Be Well
                                                                       For
Capital          Capitalized Under

Adequacy          Prompt Corrective
                                                     Actual
Purposes           Action Provisions
                                             Amount        Ratio       Amount
  Ratio     Amount    Ratio
                                             ------        -----       ------
  -----     ------    -----
                                                           (Dollars in
Thousands)

----------------------------------------------------------------
As of December 31, 1997:
  Total Capital (to Risk Weighted Assets):
     Consolidated                            $   9,915     15.05%    $  5,270
  8.00%    $ 6,588    10.00%
     Bank                                    $   9,693     14.74%    $  5,260
  8.00%    $ 6,576    10.00%
  Tier I Capital (to Risk Weighted Assets):
     Consolidated                            $   9,078     13.78%    $  2,635
  4.00%    $ 3,953     6.00%
     Bank                                    $   8,871     13.49%    $  2,630
  4.00%    $ 3,946     6.00%
  Tier I Capital (to Average Assets):
   Consolidated                              $   9,078     9.62%     $  3,775
  4.00%    $ 4,718     5.00%
     Bank                                    $   8,871     9.41%     $  3,771
  4.00%    $ 4,714     5.00%


                       To Be Well
                                                                         For
Capital       Capitalized Under

Adequacy        Prompt Corrective
                                                      Actual
Purposes        Action Provisions
                                                Amount     Ratio       Amount
  Ratio    Amount     Ratio
                                               -------     -----       ------
  -----    ------     -----
                                                                    (Dollars in
Thousands)

-------------------------------------------------------------
As of December 31, 1996:
  Total Capital (to Risk Weighted Assets):
     Consolidated                            $   9,036     13.82%    $  5,231
  8.00%    $ 6,491    10.00%
     Bank                                    $   8,352     12.79%    $  5,224
  8.00%    $ 6,530    10.00%
  Tier I Capital (to Risk Weighted Assets):
     Consolidated                            $   8,329     12.74%    $  2,615
  4.00%    $ 3,923     6.00%
     Bank                                    $   7,645     11.71%    $  2,611
  4.00%    $ 3,917     6.00%
  Tier I Capital (to Average Assets):
     Consolidated                            $   8,329     10.12%    $  3,292
  4.00%    $ 4,115     5.00%
     Bank                                    $   7,645     9.31%     $  3,285
  4.00%    $ 4,106     5.00%




NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 15. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow methods. Those methods are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different methodologies may have a material effect on the estimated fair value amounts. Also, the fair value estimates presented herein are based on pertinent information available to management as of December 31, 1997 and 1996. Such amounts have not been revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

Cash, Due From Banks, Interest-Bearing Deposits in Banks, and Federal Funds Sold:

The carrying amounts of cash, due from banks, interest-bearing deposits in banks, and Federal funds sold approximate their fair value.

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


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 15. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Obligation Under Capital Lease and Other Borrowings:

The fair values of the Company's obligation under capital lease and other borrowings approximate their fair values.

Accrued Interest:

The carrying amounts of accrued interest approximate their fair values.

Off-Balance Sheet Instruments:

Fair values of the Company's off-balance sheet financial instruments are based on fees charged to enter into similar agreements. However, commitments to extend credit and standby letters of credit do not represent a significant value to the Company until such commitments are funded. The Company has determined that these instruments do not have a distinguishable fair value and no fair value has been assigned.

The carrying amounts and estimated fair values of the Company's financial instruments were as follows:

                                 December 31, 1997        December 31, 1996
                                Carrying       Fair     Carrying          Fair
                                Amount         Value     Amount           Value

Financial assets:
 Cash, due from banks,
  interest-bearing deposits
  in banks, and Federal
  funds sold              $  4,299,127  $  4,299,127 $  7,233,227  $  7,233,227
 Securities available-
  for-sale                   8,870,631     8,870,631    9,489,072     9,489,072
 Securities held-to-
  maturity                   8,893,071     9,008,060   11,484,207    11,441,995
 Loans                      66,997,195    67,300,000   50,578,523    51,100,000
 Accrued interest
  receivable                   791,061       791,061      741,680       741,680

Financial liabilities:
 Deposits                   83,014,790    83,421,378   73,845,682    74,418,467
  Obligation under capital
   lease and other
   borrowings                  813,134       813,134      646,316       646,316
 Accrued interest payable      975,018       975,018      845,568       845,568



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 16. SUPPLEMENTAL FINANCIAL DATA

Components of other operating expenses in excess of 1% of total revenue are as follows:

                                                        December 31,
                                                    1997           1996

Stationery and supplies                          $ 76,026       $ 80,913
Data processing                                    97,943         82,530




NOTE 17. PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets, statements of income, and cash flows of Lanier Bankshares, Inc. as of and for the years ended
December 31, 1997 and 1996:


                                                  CONDENSED BALANCE SHEETS
                                                1997                     1996

 Assets
   Cash                                   $    207,518             $    162,170
   Interest-bearing deposits in bank                 -                  535,000
   Investment in subsidiaries                8,983,059                7,692,794
   Securities available-for-sale               122,314                   94,759
   Other assets                                      -                      188
                                             ---------                ---------
       Total assets                       $  9,312,891             $  8,484,911
                                             =========                =========
 Liabilities
   Dividends payable                      $    150,000             $    154,728
   Other                                        26,353                    7,756
                                             ---------                ---------
                                               176,353                  162,484
                                             ---------                ---------
 Stockholders' equity                        9,136,538                8,322,427
                                             ---------                ---------

       Total liabilities and
         stockholders' equity             $  9,312,891             $  8,484,911
                                             =========                =========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 17. PARENT COMPANY FINANCIAL INFORMATION (Continued)

                                            CONDENSED STATEMENTS OF INCOME
                                             1997                    1996

  Income
    Dividends from bank subsidiary       $  150,000           $         -
    Interest on deposits in bank             18,566                11,307
    Other                                     7,761                   838
                                          ---------             ---------
                                            176,327                12,145
                                          ---------             ---------
   Expenses, other                            3,085                12,022
                                          ---------             ---------

    Income before income tax benefits and
      equity in undistributed income of
      subsidiaries                          173,242                  (123)

  Income tax expense (benefits)               7,925                  (188)
                                          ---------             ---------
         Income before equity in
           undistributed income of
           subsidiaries                     165,317                   311

  Equity in undistributed income of
    subsidiaries                          1,240,701             1,086,924
                                          ---------             ---------
          Net income                    $ 1,406,018           $ 1,087,235
                                          =========             =========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 17.  PARENT COMPANY FINANCIAL INFORMATION (Continued)

                                            CONDENSED STATEMENTS OF CASH FLOWS
                                                 1997                    1996

 OPERATING ACTIVITIES
   Net income                                  $  1,406,018        $  1,087,235
   Adjustments to reconcile net income to net
     cash provided by operating activities:
         Undistributed income of subsidiaries    (1,240,701)         (1,086,924)
         Gain on sale of securities
           available-for-sale                        (4,562)                 -
         Other operating activities                  10,697                 815
                                                  ---------          ---------
           Net cash provided by operating
            activities                              171,452               1,126
                                                   ---------         ---------
 INVESTING ACTIVITIES
   Net (increase) decrease in interest-bearing
     deposits in bank                               535,000            (500,000)
   Purchases of securities available-for-sale        (4,907)            (62,352)
   Proceeds from sale of securities
     available-for-sale                               5,702                   -
                                                  ---------            ---------
           Net cash provided by (used in)
             investing activities                   535,795            (562,352)
                                                  ---------            ---------
 FINANCING ACTIVITIES
   Net  proceeds from exercise and redemption
     of stock warrants                                    -             518,625
   Purchase of treasury stock                      (434,560)                  -
   Proceeds from sale of treasury stock              19,941                   -
   Dividends paid                                  (247,280)           (117,462)
                                                  ---------            ---------
         Net cash provided by (used in)
           financing activities                    (661,899)            401,163

 Net increase (decrease) in cash                     45,348            (160,063)

 Cash at beginning of year                          162,170             322,233
                                                  ---------            ---------

 Cash at end of year                            $   207,518         $   162,170
                                                  =========            =========

MANAGEMENT'S DISCUSSION AND ANALYSIS


General

Included below is a discussion of the Company's financial condition and recent changes in its financial condition, cash flows, and the results of operations.
Management is not aware of any trends, events, or uncertainties that have had or that are reasonably expected to have a material impact on the revenues or income from continuing operations. Also, management is not aware of any current recommendations by the regulatory authorities which, if they were to be implemented, would have a material effect on the Company's liquidity, capital resources, or operations.

Liquidity and Capital Resources

Liquidity management involves the matching of the cash flow requirements of customers who may be either depositors desiring to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs and the ability of the Company and the Bank to meet those needs. The
Company and the Bank seek to meet liquidity requirements primarily through management of short-term investments (principally Federal funds sold) and monthly amortizing loans. Another source of liquidity is the repayment of maturing single payment loans. Also, the Bank maintains relationships with correspondent banks which could provide funds to them on short notice, if needed.

The liquidity and capital resources of the Company and the Bank are monitored on a periodic basis by Federal regulatory authorities. As determined under guidelines established by those regulatory authorities, the Bank's liquidity ratios at December31, 1997 were considered satisfactory. At that date, the Bank's short-term investments were adequate to cover any reasonably anticipated immediate need for funds. The Company and the Bank were not aware of any events or trends likely to result in a material change in their liquidity.
At December31, 1997, the Company's and the Bank's capital to asset ratios were considered adequate based on guidelines established by the regulatory authorities. During 1997, the Company increased its capital by retaining earnings of $1,163,000 and by an increase in the net unrealized gains on securities available for sale of $65,000. The Company's capital decreased by $415,000 due to the purchase of treasury stock. At December31, 1997, total capital of the Company amounted to $9,137,000. The Company's Tier 1 Capital leverage ratio for 1997 was 9.62%. The Company's Tier 1 Risk-Based Capital and Total Risk-Based Capital ratios for 1997 were 13.78% and 15.05%, respectively. At December31, 1997, the Company was building a new branch.
The estimated cost to complete the project as of year end was $266,000.

Results of Operations

General

The Company's results of operations are determined by its ability to effectively manage interest income and expense, to minimize loan and investment losses, to generate noninterest income, and to control noninterest expense.
Because interest rates are determined by market forces and economic conditions beyond the control of the Company, the ability to generate net interest income is dependent upon the Bank's ability to obtain an adequate spread between the rate earned on earning assets and the rate paid on interest-bearing liabilities. Thus, the key performance measure for net interest income is the interest margin or net yield, divided by average earning assets.

The primary component of consolidated earnings is net interest income, or the difference between interest income on earning assets and interest paid on supporting liabilities. The net interest margin is net interest income expressed as a percentage of average earning assets. Earning assets consist of loans, investment securities, Federal funds sold, and interest-bearing deposits in banks. Supporting liabilities consist of other borrowings and deposits, of which approximately 15.4% are noninterest-bearing.

Net Income

Net income for the year ended December31, 1997, increased to $1,406,000 from the
 1996 amount of $1,087,000, representing an increase of $319,000 or 29.3%. This increase is primarily attributable to an increase in net interest income of $664,000 and an increase of $106,500 in other income, offset by a $241,000 increase in other expenses and a $50,000 increase in the provision for loan losses. Diluted earnings per common share increased to $2.25 from the 1996 amount of $1.89, a $.36 increase or 19.05%.

The net interest margin increased by .27% to 5.07% in 1997 as compared to 4.80% in 1996. The yield on average earning assets increased in 1997 to 9.51% from 9.40% in 1996 or 11 basis points, while the interest paid on average interest-bearing liabilities decreased from 5.50% in 1996 to 5.40% in 1997 or 10 basis points. Net interest income was $4,057,000 in 1997 as compared to $3,393,000 in 1996, representing an increase of $664,000.

Average earning assets increased by $9,364,000 or 13.3% to $79,986,000 in 1997 from $70,622,000 in 1996. Average loans increased by $8,578,000; average investments and interest-bearing deposits in banks increased by $1,992,000;
and average Federal funds sold decreased by $1,206,000. The net increase in average earning assets of $9,364,000 was funded by an increase in average deposits of $8,289,000 or 12.0% to $77,340,000 in 1997 from $69,057,000 in 1996.
Approximately 15.8% and 15.3% of the average deposits were noninterest-bearing deposits in 1997 and 1996, respectively.


Provision for Loan Losses

The allowance for loan losses represents a reserve for potential losses in the loan portfolio. The adequacy of the allowance for loan losses is evaluated periodically based on a review of all significant loans, with a particular emphasis on nonaccruing, past due, and other loans that management believes require attention.

The provision for loan losses is a charge to earnings in the current period to replenish the allowance and maintain it at a level management has determined to be adequate. The provision for loan losses charged to earnings amounted to $170,000 in 1997 and $120,000 in 1996. The provisions resulted from management's evaluation of the loan portfolios and the potential loan risk associated with certain loans and a general reserve for loans not specifically identified. Net charge-offs for 1997 decreased to $39,760 as compared to $46,880 in 1996. The allowance for loan losses as a percentage of total loans outstanding at December31, 1997 and 1996 were 1.23% and 1.38%, respectively. Net charge-offs to total loans outstanding at December31, 1997 and 1996 were .07% and .09%, respectively.

The determination of the amounts allocated for loan losses is based upon management's judgment concerning factors affecting loan quality and assumptions about the local and national economy. Management considers the year end allowances adequate to cover potential losses in the loan portfolio.

Non-Interest Income

Following is an analysis of noninterest income for 1997 and 1996.

                                                         1997            1996

Service charges on deposit accounts                  $  526,571      $  430,655
Security transactions, net                                6,052              --
Other income                                            121,151         116,616
                                                        -------         -------
                                                     $  653,774      $  547,271
                                                        =======         =======


Service charges on deposit accounts increased by $95,916 or 22.27% from 1996 to 1997. The change is primarily attributable to an increase of $57,000 in NSF charges resulting from an increase in the number of overdrawn accounts and an increase in service charges on checking accounts of $27,000 during 1997.

Non-Interest Expense

Following is an analysis of noninterest expense for 1997 and 1996.

                                                         1997            1996

Salaries and employee benefits                     $  1,434,407      $ 1,292,945
Occupancy and equipment expense                         400,982          375,101
Data processing expense                                  97,943           82,530
Stationery and supplies                                  76,026           80,913
Other expense                                           478,976          416,032
                                                      ---------        ---------
                                                   $  2,488,334      $ 2,247,521
                                                      =========        =========

The most significant increase in noninterest expense in 1997 over 1996 was an increase in salaries and benefits of $141,462. This 10.9% increase was due to normal increases in salaries and employee benefits.

Average total assets increased by $9,766,000 to $88,043,000 in 1997 as compared to $78,277,000 in 1996. The increase in average total assets was attributable largely to the normal growth in the bank. Loan demand was moderate in 1997 as evidenced by an increase of $8,578,000 in average loans from $49,599,000 in 1996 to $58,177,000 in 1997.

Nonperforming Loans

The following table presents, at the dates indicated, the aggregate of nonperforming loans for the categories indicated.

                                                              December 31,
                                                            1997        1996
                                                         (Dollars in Thousands)

Loans accounted for on a nonaccrual basis                  $  97      $  127

Instalment loans and term loans contractually past
  due ninety days or more as to interest or principal
  payments and still accruing                                172          75

Loans, the terms of which have been nenegotiated
  to provide a reduction or deferral of interest or
  principal because of deterioration in the financial
  position of the borrower                                     -           -

Loans now current about which there are serious
  doubts as to the ability of the borrower to comply
  with present loan repayment terms                            -           -


    In the opinion of management, any loans classified by regulatory authorities as doubtful, substandard or special mention that have not been disclosed above do not (i) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources, or (ii) represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms. Any loans classified by regulatory authorities as loss have been charged off.


Summary of Loan Loss Experience

The provision for possible loan losses is created by direct charges to operations. Losses on loans are charged against the allowance in the period in which such loans, in management's opinion, become uncollectible. Recoveries during the period are credited to this allowance. The factors that influence management's judgment in determining the amount charged to operating expense are past loan loss experience, composition of the loan portfolio, evaluation of possible future losses, current economic conditions, and other relevant factors. The Company's allowance for loan losses was approximately $837,000 at December 31, 1997, representing 1.23% of year end total loans outstanding, compared with $707,000 at December 31, 1996, representing 1.38% of year end total loans outstanding. The allowance for loan losses is reviewed continuously based on management's evaluation of current risk characteristics of the loan portfolio, as well as the impact of prevailing and expected economic business conditions. Management considers the allowance for loan losses adequate to cover possible loan losses on the loans outstanding.

Management has not allocated the Company's allowance for loan losses to specific categories of loans. Based on management's best estimate, approximately 50% of the allowance should be allocated to real estate loans, 37% to commercial loans and 13% to consumer loans as of December 31, 1997.


The following table presents an analysis of the Company's loan loss experience for the periods indicated:

                                                               December 31,
                                                            1997         1996
                                                         (Dollars in Thousands)

Average amount of loans outstanding                    $  58,177    $  49,599
                                                          ======       ======
Balance of reserve for possible loan losses
  at beginning of period                               $     707    $     634
                                                          ------       ------
Charge-offs:
  Commercial, financial and agricultural               $       -    $     (27)
  Consumer                                                   (25)         (24)
  Real estate                                                (16)           -
Recoveries:
  Consumer                                                     1            4
  Real estate                                                  -            -
                                                          ------       ------
    Net Charge-offs                                    $     (40)   $     (47)
                                                          ======       ======

Additions to reserve charged to operating expenses     $     170    $     120
                                                          ======       ======
Balance of reserve for possible loan losses            $     837    $     707
                                                          ======       ======
Ratio of net loan charge-offs to average loans               .07%         .09%
                                                          ======       ======


Deposits

Average amount of deposits and average rate paid thereon, classified as to noninterest-bearing demand deposits, interest-bearing demand and saving deposits and time deposits, for the periods indicated are presented below.

                                                  Year Ended December 31,
                                                1997                 1996
                                          Amount    Rate       Amount    Rate
(Dollars in Thousands)

Noninterest-bearing
    demand deposits                     $ 12,247      --%    $ 10,538      --%
Interest-bearing demand                   13,007    3.46       10,762    3.76
Savings deposits                           9,363    4.89        8,021    4.77
Time deposits                             42,723    6.07       39,730    6.07
                                          ------               ------
        Total deposits                  $ 77,340             $ 69,051
                                          ======               ======

The amounts of time certificates of deposit issued in amounts of $100,000 or more as of December 31, 1997, are shown below by category, which is based on time remaining until maturity of (1) three months or less, (2) over three through twelve months, and (3) over twelve months.

                                                        (Dollars in
                                                         Thousands)

Three months or less                                    $  7,237
Over three through twelve months                           9,612
Over twelve months                                         2,787
                                                          ------
Total                                                   $ 19,636
                                                          ======

Return on Assets and Shareholders' Equity

The following rate of return information for the periods indicated is presented below.

                                                   Year Ended December 31,
                                                    1997            1996

Return on assets (1)                                1.60%           1.39%
Return on equity (2)                               16.02           14.46
Dividend payout ratio (3)                          17.78           13.09
Equity to assets ratio (4)                          9.97            9.61

(1)  Net income divided by average total assets.
(2)  Net income divided by average equity.
(3)  Dividends declared per share divided by diluted earnings per common share.
(4)  Average equity divided by average total assets.

Capability of the Company's Data Processing Software to Accommodate the
                           Year 2000

Like many financial institutions, the Company and its subsidiaries rely upon computers for the daily conduct of their business and for data processing generally. There is concern among industry experts that commencing on January 1, 2000, computers will be unable to "read" the new year and that there may be widespread computer malfunctions. Management of the Company has assessed the electronic systems, programs, applications, and other electronic components used in the operations of the Company and believes that the Company's hardware and software has been programmed to be able to accurately recognize the year 2000, and that significant additional costs will not be incurred in connection with the year 2000 issue, although there can be no assurances in this regard.



OFFICERS OF LANIER BANKSHARES, INC.

Joseph D. Chipman, Jr., President and Chief Executive Officer

Ricky H. Pugh, Executive Vice President

Jeffrey D. Hunt, Secretary and Senior Vice President


EXECUTIVE OFFICERS OF LANIER NATIONAL BANK

Joseph D. Chipman, Jr., President and Chief Executive Officer

Ricky H. Pugh, Executive Vice President

Jeffrey D. Hunt, Senior Vice President - Operations


DIRECTORS OF LANIER BANKSHARES, INC. AND LANIER NATIONAL BANK

John W. Browning, III, M.D., Physician and Partner of Longstreet Clinic;
Chairman of Northeast Georgia Health Associates

Joseph D. Chipman, Jr., President and Chief Executive Officer of the Company and of the Bank; Chairman of Lanier Data Corporation

Lewis W. Coker, President and General Manager, Coker Equipment Company

C. Edmondson Daniel, Chairman of the Board of the Company and of the Bank;
President and CEO of Carroll Daniel Construction Company

J. Austin Edmondson, Principal, Georgia Chair Company; Principal, Georgia
Plastic Company

Jerry D. Jackson, Real Estate Developer; Partner, Mundy Mill Properties;
Partner, Woodfield Properties; Partner, Lanier Car Wash

R. Thomas Jarrard, Attorney, Carey, Jarrard and Walker

Carlton W. Rogers, Sr., Agent, Turner, Wood & Smith Insurance Center

Stewart Teaver, Principal, City Plumbing & Electric Company; Principal,
Area Realty Company

Mike Wilson, Real Estate Developer; Principal, Whitmire & Wilson Properties

Shareholders may obtain, without charge, a copy of Lanier Bankshares, Inc.
1997 Annual Report to the Securities and Exchange Commission on Form 10-KSB.
Written requests should be addressed to Jeffrey D. Hunt, Secretary to Lanier
Bankshares, Inc., P.O. Box 26, Gainesville, Georgia  30503.






