Form 10KSB, Exhibit 13
period 1998-12-31
LANIER BANKSHARES INC
filed 1999-03-31
CIK 842898

                                                                   EXHIBIT 13.1

                            LANIER BANKSHARES, INC.

                              1998 ANNUAL REPORT

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Independent Auditor's Report...............................................  1

Consolidated Balance Sheets................................................  2

Consolidated Statements of Income..........................................  3

Consolidated Statements of Comprehensive Income............................  4

Consolidated Statements of Stockholders' Equity............................  5

Consolidated Statements of Cash Flows......................................  6

Notes to Consolidated Financial Statements.................................  8

Management's Discussion and Analysis....................................... 33

     Lanier Bankshares, Inc., a Georgia corporation (the "Company"), is a holding company engaged in commercial banking primarily in Hall County, Georgia. The Company currently has two subsidiaries. Lanier National Bank is active in retail and commercial banking. Lanier Data Corporation is a data processing company and provides such services to Lanier National Bank.

     The Company's common stock, $1.00 par value (the "Common Stock"), is not traded on an established trading market. As of March 15, 1999 there were 472 holders of record of the Company's Common Stock. The Company paid a dividend of $.14 on July 9, 1998 to shareholders of record on June 30, 1998 and a dividend of $.15 per share on January15, 1999 to shareholders of record as of January 4, 1999. Currently, the Company's sole source of dividends is the Bank. The Bank is subject to regulation by the Office of the Comptroller of the Currency (the "OCC"). Statutes and regulations enforced by the OCC include parameters which define when the Bank may or may not pay dividends. The prior approval of the OCC is required if the total of all dividends declared by a national bank in any calendar year exceeds the Bank's net profits, as defined, for that year combined with its retained net profits for the preceding two calendar years, less any required transfers to surplus or a fund for retirement of any preferred stock. All FDIC insured institutions, regardless of their level of capitalization, are prohibited from paying any dividend or making any other kind of distribution if, following the payment or distribution, the institution would be undercapitalized.

     This statement has not been reviewed, or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.

                         INDEPENDENT AUDITOR'S REPORT

--------------------------------------------------------------------------------


TO THE BOARD OF DIRECTORS
LANIER BANKSHARES, INC. AND SUBSIDIARIES
GAINESVILLE, GEORGIA


          We have audited the accompanying consolidated balance sheets of LANIER BANKSHARES, INC. AND SUBSIDIARIES as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


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


          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lanier Bankshares, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                         /s/  MAULDIN & JENKINS, LLC



Atlanta, Georgia
February 11, 1999

                            LANIER BANKSHARES, INC.
                               AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                          DECEMBER 31, 1998 AND 1997

--------------------------------------------------------------------------------

                                 ASSETS                                        1998                    1997
                                 ------                                  -----------------        ---------------

Cash and due from banks                                                  $       4,788,161        $     4,062,492
Interest-bearing deposits in banks                                                  41,536                 36,635
Federal funds sold                                                               2,600,000                200,000
Securities available-for-sale                                                   12,127,292              8,870,631
Securities held-to-maturity (fair value $13,687,590 and
    $9,008,060)                                                                 13,485,122              8,893,071

Loans                                                                           77,172,657             67,834,287
Less allowance for loan losses                                                   1,072,530                837,092
                                                                         -----------------        ---------------
          Loans, net                                                            76,100,127             66,997,195

Premises and equipment                                                           3,507,870              3,155,562
Other assets                                                                     3,100,726              2,256,354
                                                                         -----------------        ---------------

          TOTAL ASSETS                                                   $     115,750,834        $    94,471,940
                                                                         =================        ===============

                  LIABILITIES AND STOCKHOLDERS' EQUITY
                  ------------------------------------

Deposits
    Noninterest-bearing demand                                           $      17,032,767        $    12,940,461
    Interest-bearing demand                                                     19,092,247             14,784,001
    Savings                                                                     11,523,252             10,059,915
    Time, $100,000 and over                                                     23,852,909             19,636,268
    Other time                                                                  30,245,893             25,594,145
                                                                         -----------------        ---------------
          Total deposits                                                       101,747,068             83,014,790
Obligation under capital lease                                                      50,676                 88,167
Other borrowings                                                                 1,504,640                724,967
Other liabilities                                                                1,819,404              1,507,478
                                                                         -----------------        ---------------
          TOTAL LIABILITIES                                                    105,121,788             85,335,402
                                                                         -----------------        ---------------

Commitments and contingent liabilities

Stockholders' equity
    Common stock, par value $1; 10,000,000 shares
       authorized; 1,237,826 and 618,913 issued                                  1,237,826                618,913
    Capital surplus                                                              5,230,107              5,232,969
    Retained earnings                                                            4,491,175              3,641,504
    Treasury stock, 37,826 and 18,913 shares                                      (419,024)              (415,486)
    Accumulated other comprehensive income                                          88,962                 58,638
                                                                         -----------------        ---------------

          TOTAL STOCKHOLDERS' EQUITY                                            10,629,046              9,136,538
                                                                         -----------------        ---------------

          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                     $     115,750,834        $    94,471,940
                                                                         =================        ===============

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                            LANIER BANKSHARES, INC.
                               AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                    YEARS ENDED DECEMBER 31, 1998 AND 1997

--------------------------------------------------------------------------------

                                                                                     1998                1997
                                                                                ---------------     ---------------
INTEREST INCOME
    Loans                                                                       $     7,840,034      $    6,348,118
    Taxable securities                                                                  671,393             829,361
    Nontaxable securities                                                               455,498             328,625
    Federal funds sold                                                                  160,830              83,537
    Deposits in banks                                                                     2,872              14,280
                                                                                ---------------      --------------
          Total interest income                                                       9,130,627           7,603,921
                                                                                ---------------      --------------
INTEREST EXPENSE
    Deposits                                                                          4,199,094           3,500,330
    Other borrowings                                                                     82,031              46,208
                                                                                ---------------      --------------
          Total interest expense                                                      4,281,125           3,546,538
                                                                                ---------------      --------------

          Net interest income                                                         4,849,502           4,057,383
Provision for loan losses                                                               290,000             170,000
                                                                                ---------------      --------------
          Net interest income after provision for loan losses                         4,559,502           3,887,383
                                                                                ---------------      --------------

OTHER INCOME
    Service charges on deposit accounts                                                 542,720             526,571
    Net realized gains on sale of securities available-for-sale                             -                 6,052
    Other operating income                                                              180,839             121,151
                                                                                ---------------      --------------
          Total other income                                                            723,559             653,774
                                                                                ---------------      --------------

OTHER EXPENSES
    Salaries and employee benefits                                                    1,598,488           1,434,407
    Equipment and occupancy expenses                                                    420,972             400,982
    Other operating expenses                                                            691,267             652,945
                                                                                ---------------      --------------
          Total other expenses                                                        2,710,727           2,488,334
                                                                                ---------------      --------------

          Income before income taxes                                                  2,572,334           2,052,823

INCOME TAX EXPENSE                                                                      755,750             646,805
                                                                                ---------------      --------------

               Net income                                                       $     1,816,584      $    1,406,018
                                                                                ===============      ==============

BASIC EARNINGS PER COMMON SHARE                                                 $          1.51      $         1.15
                                                                                ===============      ==============

DILUTED EARNINGS PER COMMON SHARE                                               $          1.48      $         1.13
                                                                                ===============      ==============

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                            LANIER BANKSHARES, INC.
                                AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                    YEARS ENDED DECEMBER 31, 1998 AND 1997

--------------------------------------------------------------------------------

                                                                                       1998                     1997
                                                                                --------------------   --------------------
NET INCOME                                                                      $         1,816,584    $         1,406,018
                                                                                --------------------   --------------------

OTHER COMPREHENSIVE INCOME:

    Unrealized gains on securities available-for-sale:

        Unrealized holding gains arising during period,
            net of tax of $15,622 and $35,677, respectively                                  30,324                 69,258

         Reclassification adjustment for gains realized
            in net income, net of  tax of $ --  and  $2,058,
            respectively                                                                          -                 -3,994

                                                                                --------------------   --------------------
OTHER COMPREHENSIVE INCOME                                                                   30,324                 65,264
                                                                                --------------------   --------------------

COMPREHENSIVE INCOME                                                            $         1,846,908    $         1,471,282
                                                                                ====================   ====================

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                            LANIER BANKSHARES, INC.
                               AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                    YEARS ENDED DECEMBER 31, 1998 AND 1997

--------------------------------------------------------------------------------

                                                                                               COMMON STOCK
                                                                                   -------------------------------------
                                                                                      SHARES              PAR VALUE
                                                                                   --------------     ------------------
BALANCE, DECEMBER 31, 1996                                                               618,913      $         618,913
    Net income                                                                                 -                      -
    Cash dividends declared, $.20 per share                                                    -                      -
    Purchase of treasury stock                                                                 -                      -
    Sale of treasury stock                                                                     -                      -
    Other comprehensive income                                                                 -                      -
                                                                                   --------------     ------------------
BALANCE, DECEMBER 31, 1997                                                               618,913                618,913
    Net income                                                                                 -                      -
    Common stock split                                                                   618,913                618,913
    Cash dividends declared, $.29 per share                                                    -                      -
    Purchase of treasury stock                                                                 -                      -
    Exercise of stock options                                                                  -                      -
    Other comprehensive income                                                                 -                      -
                                                                                   --------------     ------------------
BALANCE, DECEMBER 31, 1998                                                             1,237,826      $       1,237,826
                                                                                   ==============     ==================

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

________________________________________________________________________________

                                                                                            ACCUMULATED
                                                                                               OTHER                 TOTAL
         CAPITAL                RETAINED                    TREASURY STOCK                 COMPREHENSIVE         STOCKHOLDERS'
                                                  ------------------------------------
         SURPLUS                EARNINGS             SHARES                  COST          INCOME (LOSS)            EQUITY
    -------------------    -------------------    --------------     -----------------    ----------------    --------------------
    $        5,232,102     $        2,478,038                 -      $              -     $        (6,626)    $         8,322,427
                     -              1,406,018                 -                     -                   -               1,406,018
                     -               (242,552)                -                     -                   -                (242,552)
                     -                      -            19,780              (434,560)                  -                (434,560)
                   867                      -              (867)               19,074                   -                  19,941
                     -                      -                 -                     -              65,264                  65,264
    -------------------    -------------------    --------------     -----------------    ----------------    --------------------
             5,232,969              3,641,504            18,913              (415,486)             58,638               9,136,538
                     -              1,816,584                 -                     -                   -               1,816,584
                     -               (618,913)           18,913                     -                   -                       -
                     -               (348,000)                -                     -                   -                (348,000)
                     -                      -               800               (12,400)                  -                 (12,400)
                (2,862)                     -              (800)                8,862                   -                   6,000
                     -                      -                 -                     -              30,324                  30,324
    -------------------    -------------------    --------------     -----------------    ----------------    --------------------
    $        5,230,107     $        4,491,175            37,826      $       (419,024)    $        88,962     $        10,629,046
    ===================    ===================    ==============     =================    ================    ====================

                          LANIER BANKSHARES, INC.
                             AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                    YEARS ENDED DECEMBER 31, 1998 AND 1997

-----------------------------------------------------------------------------------------------------------------------------
                                                                                    1998                       1997
                                                                            ----------------------     ----------------------
OPERATING ACTIVITIES
    Net income                                                              $           1,816,584      $           1,406,018
    Adjustments to reconcile net income to net cash
        provided by operating activities:
          Depreciation                                                                    186,033                    194,205
          Provision for loan losses                                                       290,000                    170,000
          Deferred  income taxes                                                         (106,996)                   (55,154)
          Net realized gains on sale of securities available-for-sale                           -                     (6,052)
          Increase in interest receivable                                                (165,541)                   (49,381)
          Increase in interest payable                                                    371,666                    129,450
          Other operating activities                                                      (77,197)                   142,048
                                                                            ----------------------     ----------------------

              Net cash provided by operating activities                                 2,314,549                  1,931,134
                                                                            ----------------------     ----------------------

INVESTING ACTIVITIES
    (Increase) decrease in interest-bearing deposits in banks                              (4,901)                    16,520
    Purchases of securities available-for-sale                                        (12,280,875)                (3,852,631)
    Proceeds from sales of securities available-for-sale                                        -                    699,320
    Proceeds from maturities of securities available-for-sale                           9,070,160                  3,876,688
    Purchases of securities held-to-maturity                                           (6,923,039)                (2,022,880)
    Proceeds from maturities of securities held-to-maturity                             2,330,988                  4,614,016
    Net (increase) decrease in Federal funds sold                                      (2,400,000)                 1,600,000
    Net increase in loans                                                              (9,392,932)               (16,588,672)
    Purchase of premises and equipment                                                   (538,341)                  (265,102)
    Payment of life insurance premium                                                    (600,000)                         -
                                                                            ----------------------     ----------------------

              Net cash used in investing activities                                   (20,738,940)               (11,922,741)
                                                                            ----------------------     ----------------------

FINANCING ACTIVITIES
    Net increase in deposits                                                           18,732,278                  9,169,108
    Repayment of obligations under capital lease                                          (37,491)                   (34,979)
    Net proceeds of other borrowings                                                      779,673                    201,797
    Purchase of treasury stock                                                            (12,400)                  (434,560)
    Proceeds from sale of treasury stock                                                        -                     19,941
    Proceeds from exercise of stock options                                                 6,000                          -
    Dividends paid                                                                       (318,000)                  (247,280)
                                                                            ----------------------     ----------------------

              Net cash provided by financing activities                                19,150,060                  8,674,027
                                                                            ----------------------     ----------------------

Net increase (decrease) in cash and due from banks                                        725,669                 (1,317,580)

Cash and due from banks at beginning of year                                            4,062,492                  5,380,072
                                                                            ----------------------     ----------------------

Cash and due from banks at end of year                                      $           4,788,161      $           4,062,492
                                                                            ======================     ======================

                            LANIER BANKSHARES, INC.
                               AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    YEARS ENDED DECEMBER 31, 1998 AND 1997

---------------------------------------------------------------------------------------------------------
                                                               1998                      1997
                                                         ----------------------    ----------------------
SUPPLEMENTAL DISCLOSURES
    Cash paid for:                                            $      3,909,459          $      3,546,538
        Interest
        Income taxes                                          $        891,261          $        608,592

NONCASH TRANSACTION
    Unrealized gains on securities available-for-sale         $        (45,946)         $        (98,883)

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                            LANIER BANKSHARES, INC.
                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

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

           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

           The allowance for loan losses is maintained at a level that management believes to be adequate to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss experience, current economic conditions, volume, growth, composition of the loan portfolio, and other risks inherent in the portfolio. This evaluation is inherently subjective as it requires material estimates that are susceptible to significant change including the amounts and timing of future cash flows expected to be received on impaired loans. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses, and may require the Company to record additions to the allowance based on their judgment about information available to them at the time of their examinations.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

          LOANS (CONTINUED)

           The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. Interest income is subsequently recognized only to the extent cash payments are received.

           A loan is considered to be impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the terms of the loan agreement. Individually identified impaired loans are measured based on the present value of payments expected to be received, using the contractual loan rate as the discount rate. Alternatively, measurement may be based on observable market prices or, for loans that are solely dependent on the collateral for repayment, measurement may be based on the fair value of the collateral. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. Changes to the valuation allowance are recorded as a component of the provision for loan losses.

          PREMISES AND EQUIPMENT

           Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets.

          INCOME TAXES

           Income tax expense consists of current and deferred taxes. Current income tax provisions approximate taxes to be paid or refunded for the applicable year. Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

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

--------------------------------------------------------------------------------


NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

          INCOME TAXES (CONTINUED)

           The Company and the subsidiaries file a consolidated income tax return. Each entity provides for income taxes based on its contribution to income taxes (benefits) of the consolidated group.

          EARNINGS PER COMMON SHARE

           Basic earnings per common share are computed by dividing net income by the weighted-average number of shares of common stock outstanding. Diluted earnings per share are computed by dividing net income by the sum of the weighted-average number of shares of common stock outstanding and potential common shares. Potential common shares consist of stock options. In 1998, the Company declared a two-for-one common stock split. Earnings and dividends per common share, weighted-average shares outstanding, and related stock option information have been restated to reflect the common stock split.

          COMPREHENSIVE INCOME

           In 1998, the Company adopted Statement of Financial Standards ("SFAS") No. 130, "Reporting Comprehensive Income". This statement establishes standards for reporting and display of comprehensive income and its components in the financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed in equal prominence with the other financial statements. The Company has elected to report comprehensive income in a separate financial statement titled "Consolidated Statements of Comprehensive Income". SFAS No. 130 describes comprehensive income as the total of all components of comprehensive income including net income. This statement uses other comprehensive income to refer to revenues, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income but excluded from net income. Currently, the Company's other comprehensive income consists of items previously reported directly in equity under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". As required by SFAS No. 130, the financial statements for the prior year have been reclassified to reflect application of the provisions of this statement. The adoption of this statement did not affect the Company's financial position, results of operations or cash flows.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

          RECENT ACCOUNTING PRONOUNCEMENTS

           In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement is required to be adopted for fiscal years beginning after June 15, 1999. However, the statement permits early adoption as of the beginning of any fiscal quarter after its issuance. The Company expects to adopt this statement effective January 1, 2000. SFAS No. 133 requires the Company to recognize all derivatives as either assets or liabilities in the balance sheet at fair value. For derivatives that are not designated as hedges, the gain or loss must be recognized in earnings in the period of change. For derivatives that are designated as hedges, changes in the fair value of the hedged assets, liabilities, or firm commitments must be recognized in earnings or recognized in other comprehensive income until the hedged item is recognized in earnings, depending on the nature of the hedge. The ineffective portion of a derivative's change in fair value must be recognized in earnings immediately. Management has not yet determined what effect the adoption of SFAS No. 133 will have on the Company's earnings or financial position.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------


NOTE 2.   SECURITIES

          The amortized cost and fair value of securities are summarized as follows:

                                                                       GROSS            GROSS
                                                   AMORTIZED        UNREALIZED       UNREALIZED           FAIR
                                                      COST             GAINS           LOSSES             VALUE
                                                 ---------------   --------------   --------------   ----------------
          SECURITIES AVAILABLE-FOR-SALE
             DECEMBER 31, 1998:
             U. S. Government and agency
                securities                       $    8,549,860    $       37,843    $    (16,242)    $     8,571,461
             State and municipal securities           2,373,819            67,206          (2,839)          2,438,186
             Mortgage-backed securities                 502,431                 -          (1,911)            500,520
             Equity securities                          566,392            50,733               -             617,125
                                                 --------------    --------------   -------------    ----------------
                                                 $   11,992,502    $      155,782    $    (20,992)    $    12,127,292
                                                 ==============    ==============   =============    ================

             DECEMBER 31, 1997:
             U. S. Government and agency
                securities                       $    6,240,184    $       11,416    $     (5,029)    $     6,246,571
             State and municipal securities           2,059,711            40,455             (20)          2,100,146
             Equity securities                          481,892            42,022               -             523,914
                                                 --------------    --------------   -------------    ----------------
                                                 $    8,781,787    $       93,893    $     (5,049)    $     8,870,631
                                                 ==============    ==============   =============    ================
          SECURITIES HELD-TO-MATURITY
             DECEMBER 31, 1998:
             U. S. Government and agency
                securities                       $    3,050,000    $        5,768    $       (782)    $     3,054,986
             State and municipal securities          10,169,015           248,673         (53,544)         10,364,144
             Mortgage-backed securities                 266,107             2,353               -             268,460
                                                 --------------    --------------   -------------    ----------------
                                                 $   13,485,122    $      256,794    $    (54,326)    $    13,687,590
                                                 ==============    ==============   =============    ================

            DECEMBER 31, 1997:
            U. S. Government and agency
               securities                        $    2,500,960    $        4,845    $     (6,358)    $     2,499,447
            State and municipal securities            5,987,856           120,726          (1,552)          6,107,030
            Mortgage-backed securities                  404,255                 -          (2,672)            401,583
                                                 --------------    --------------   -------------    ----------------
                                                 $    8,893,071    $      125,571    $    (10,582)    $     9,008,060
                                                 ==============    ==============   =============    ================

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------


NOTE 2.   SECURITIES (Continued)

          The amortized cost and fair value of securities as of December 31, 1998 by contractual maturity are shown below. Actual maturities may differ from contractual maturities of mortgage-backed securities because the mortgages underlying the securities may be called or prepaid with or without penalty. Therefore, these securities and equity securities are not included in the maturity categories in the following summary.

                                             SECURITIES AVAILABLE-FOR-SALE          SECURITIES HELD-TO-MATURITY
                                           -----------------------------------   -----------------------------------
                                              AMORTIZED            FAIR             AMORTIZED            FAIR
                                                COST               VALUE              COST               VALUE
                                           ----------------   ----------------   ----------------   ----------------
            Due in one year or less        $       500,000    $       500,050    $       285,428    $       287,068
            Due from one to five years           2,719,948          2,744,117          4,287,137          4,356,005
            Due from five to ten years           6,967,976          7,020,140          6,358,180          6,494,525
            Due after ten years                    735,755            745,340          2,288,270          2,281,532
            Mortgage-backed securities             502,431            500,520            266,107            268,460
            Equity securities                      566,392            617,125                  -                  -
                                           ----------------   ----------------   ----------------   ----------------
                                           $    11,992,502    $    12,127,292    $    13,485,122    $    13,687,590
                                           ================   ================   ================   ================

          Securities with a carrying value of $9,251,000 and $8,709,000 at December 31, 1998 and 1997, respectively, were pledged to secure public deposits and for other purposes.

          Gains and losses on sales of securities available-for-sale consist of the following:

                                                                  DECEMBER 31,
                                                        ---------------------------------
                                                              1998              1997
                                                        ---------------   ---------------
            Gross gains                                 $            -    $        6,052
            Gross losses                                             -                 -
                                                        ---------------   ---------------
            Net realized gains                          $            -    $        6,052
                                                        ===============   ===============

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 3.  LOANS AND ALLOWANCE FOR LOAN LOSSES

         The composition of loans is summarized as follows:

                                                                                    DECEMBER 31,
                                                                       ---------------------------------------
                                                                              1998                  1997
                                                                       ------------------    -----------------
            Commercial, financial, and agricultural                    $       8,895,000     $      8,284,000
            Real estate - construction                                        18,039,000           13,275,000
            Real estate - mortgage                                            39,141,000           36,366,000
            Consumer instalment and other                                     11,097,657            9,909,287
                                                                       ------------------    -----------------
                                                                              77,172,657           67,834,287
            Allowance for loan losses                                         (1,072,530)            (837,092)
                                                                       ------------------    -----------------
            Loans, net                                                 $      76,100,127     $     66,997,195
                                                                       ==================    =================


          Changes in the allowance for loan losses are as follows:

                                                                                    DECEMBER 31,
                                                                       ---------------------------------------
                                                                               1998                  1997
                                                                       ------------------    -----------------
            BALANCE, BEGINNING OF YEAR                                 $          837,092    $         706,852
               Provision for loan losses                                          290,000              170,000
               Loans charged off                                                  (59,834)             (41,357)
               Recoveries of loans previously charged off                           5,272                1,597
                                                                       ------------------    -----------------
            BALANCE, END OF YEAR                                       $        1,072,530    $         837,092
                                                                       ==================    =================

          The total recorded investment in impaired loans was $248,934 and $96,835 at December 31, 1998 and 1997, respectively. There were no impaired loans that had related allowances determined in accordance with SFAS No. 114, ("Accounting by Creditors for Impairment of a Loan") at December 31, 1998 and 1997. The average recorded investment in impaired loans for 1998 and 1997 was $48,308 and $105,741. Interest income recognized for cash payments received on impaired loans was not material for the years ended December 31, 1998 and 1997.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 3.   LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

          The Company has granted loans to certain directors, executive officers, and their related entities. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan involved. Changes in related party loans for the year ended December 31, 1998 are as follows:

            BALANCE, BEGINNING OF YEAR                       $      2,019,701
               Advances                                             1,072,432
               Repayments                                          (1,126,583)
                                                             ----------------
            BALANCE, END OF YEAR                             $      1,965,550
                                                             ================


NOTE 4.   PREMISES AND EQUIPMENT

          Premises and equipment are summarized as follows:

                                                                                 DECEMBER 31,
                                                                     -------------------------------------
                                                                            1998                 1997
                                                                     ----------------     ----------------
            Land                                                     $        785,405     $        785,405
            Buildings and improvements                                      2,641,266            2,169,345
            Equipment                                                       1,206,020            1,046,169
            Construction in process                                                 -              141,833
            Equipment acquired under capital lease                            178,810              178,810
                                                                     ----------------     ----------------
                                                                            4,811,501            4,321,562
            Accumulated depreciation, including amounts
                applicable to equipment acquired under
                capital lease of $107,565 and $80,329                      (1,303,631)          (1,166,000)
                                                                     ----------------     ----------------
                                                                     $      3,507,870     $      3,155,562
                                                                     ================     ================

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------


NOTE 5.   DEPOSITS

          At December 31, 1998, the scheduled maturities of time deposits are as follows:

                                  1999               $      46,071,641
                                  2000                       5,613,316
                                  2001                       1,987,205
                                  2002                         183,441
                                  2003                         243,199
                                                     ------------------
                                                     $      54,098,802
                                                     ==================

NOTE 6.   OBLIGATION UNDER CAPITAL LEASE

          Obligation under capital lease consists of an equipment lease due in quarterly instalments, including imputed interest at 6%, of $10,673 through March 2000. The balance of the obligation at December 31, 1998 and 1997 was $50,576 and $88,167, respectively. Future minimum lease payments, by year and in the aggregate, under the capital lease at December 31, 1998 are as follows:

             1999                                                $       42,694
             2000                                                        10,673
                                                                 ---------------
                 Total minimum lease payments                            53,367

                 Amounts representing interest                           (2,791)
                                                                 ---------------
                 Present value of minimum lease payments         $       50,576
                                                                 ===============

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------


NOTE 7.   OTHER BORROWINGS

          Other borrowings consist of the following:

                                                                                           DECEMBER 31,
                                                                               -----------------------------------
                                                                                     1998                1997
                                                                               ---------------     ---------------
          Advance from Federal Home Loan Bank, due in varying                  $      984,307      $            -
             monthly installments ($1,698 to $2,495) plus interest at
             rates varying monthly (5.81% to 6.00%), balloon
             payment of $877,768 due March 13, 2003
          Advance from Federal Home Loan Bank with                                    350,000             350,000
             interest at 7.66% due on February 28, 2000
          Treasury, tax and loan note option account, with interest at                170,333             374,967
              .25% less than the Federal funds rate, due on demand.
                                                                               ---------------     ---------------
                                                                               $    1,504,640      $      724,967
                                                                               ===============     ===============

          The advances from the Federal Home Loan Bank are collateralized by a blanket floating lien on qualifying first mortgage loans and the Company's investment in Federal Home Loan Bank stock.


NOTE 8.   EMPLOYEE BENEFIT PLAN

          The Company has a noncontributory profit-sharing plan covering substantially all employees. Contributions to the plan charged to expense for the years ended December 31, 1998 and 1997 amounted to $70,000 and $60,000, respectively.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------


NOTE 9.   DEFERRED COMPENSATION PLAN

          The Company has a deferred compensation plan providing for death and retirement benefits for its directors and executive officers. The estimated amounts to be paid under the compensation plan have been funded through the purchase of life insurance policies on the directors and executive officers. The balance of the policy cash surrender values included in other assets at December 31, 1998 and 1997 is $1,774,615 and $1,113,642, respectively. Income recognized on the policies amounted to $60,973 and $61,147 for the years ended December 31, 1998 and 1997, respectively. The balance of the deferred compensation included in other liabilities at December 31, 1998 and 1997 is $181,518 and $119,448, respectively. Expense recognized for deferred compensation amounted to $65,395 and $70,049 for the years ended December 31, 1998 and 1997, respectively.


NOTE 10.  EMPLOYEE STOCK OPTION PLAN

          The Company has reserved 100,000 shares of common stock to be awarded to key employees under an Employee Stock Option Plan. This Plan is administered by a committee of the Board of Directors and provides for the granting of options to purchase shares of the common stock to officers and key employees of the Company and the Bank. The exercise price of each option granted under the Plan is not to be less than the fair market value of the shares of common stock subject to the option on the date of grant as determined by the Board of Directors. Options are exercisable in whole or in part upon such terms as may be determined by the committee. Options will not be exercisable later than ten years after the date of grant. These options vest in equal increments over a five year period. The exercise price of each option granted was equivalent to the fair market value on the date of the grant. Other pertinent information related to the options is as follows:

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------


NOTE 10.  EMPLOYEE STOCK OPTION PLAN (Continued)

                                                                           DECEMBER 31,
                                                      --------------------------------------------------------
                                                                 1998                         1997
                                                      ---------------------------  ---------------------------
                                                                      WEIGHTED-                    WEIGHTED-
                                                                       AVERAGE                     AVERAGE
                                                                      EXERCISE                     EXERCISE
                                                        NUMBER          PRICE        NUMBER          PRICE
                                                      -----------  --------------  ------------  -------------
            Under option, beginning of year               52,500   $        5.76        52,500   $       6.31
               Granted                                         -               -             -              -
               Exercised                                    (800)           7.50             -              -
               Terminated                                      -               -             -              -
                                                      -----------                  ------------
            Under option, end of year                     51,700            6.29        52,500           6.31
                                                      ===========                  ============

            Exercisable, end of year                      40,300            5.95        36,000           5.76
                                                      ===========                  ============

                                                                                                          WEIGHTED-
                                                                                        WEIGHTED-          AVERAGE
                                                                                         AVERAGE          REMAINING
                                                                     RANGE OF           EXERCISE         CONTRACTUAL
                                                     NUMBER           PRICES              PRICE         LIFE IN YEARS
                                                  ------------- -------------------  --------------  ------------------
            UNDER OPTION, END OF YEAR                   51,700  $        5 - 7.50    $       6.29            5
                                                  =============

            OPTIONS EXERCISABLE, END OF YEAR            40,300           5 - 7.50            5.95            4
                                                  =============

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------


NOTE 10.  EMPLOYEE STOCK OPTION PLAN (Continued)

          As permitted by SFAS No. 123 ("Accounting for Stock-Based Compensation"), the Company recognizes compensation cost for stock-based employee compensation awards in accordance with APB Opinion No. 25, ("Accounting for Stock Issued to Employees"). The Company recognized no compensation cost for stock-based employee compensation awards for the year ended December 31, 1998 and 1997. If the Company had recognized compensation cost in accordance with SFAS No. 123, net income and earnings per share would have been reduced as follows:

                                                                     DECEMBER 31, 1998
                                                    ----------------------------------------------------
                                                                           BASIC            DILUTED
                                                                          EARNINGS         EARNINGS
                                                      NET INCOME          PER SHARE        PER SHARE
                                                    ---------------    ---------------  ----------------
             As reported                            $    1,816,584     $         1.51   $          1.48
             Stock-based compensation,
                net of related tax effect                   (6,310)                 -             (0.01)
                                                    ---------------    ---------------  ----------------
             As adjusted                            $    1,810,274     $         1.51   $          1.47
                                                    ===============    ===============  ================

                                                                     DECEMBER 31, 1997
                                                    ----------------------------------------------------
                                                                           BASIC            DILUTED
                                                                          EARNINGS         EARNINGS
                                                      NET INCOME          PER SHARE        PER SHARE
                                                    ---------------    ---------------  ----------------
             As reported                            $    1,406,018     $         1.15   $          1.13
             Stock-based compensation,
                net of related tax effect                   (6,310)             (0.01)            (0.01)
                                                    ---------------    ---------------  ----------------
             As adjusted                            $    1,399,708     $         1.14   $          1.12
                                                    ===============    ===============  ================

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------


NOTE 11.  INCOME TAXES

          The components of income tax expense are as follows:

                                                                     DECEMBER 31,
                                                         --------------------------------------
                                                                1998                 1997
                                                         -----------------    -----------------
            Current                                      $        862,746     $        701,959
            Deferred                                             (106,996)             (55,154)
                                                         -----------------    -----------------
                     Income tax expense                  $        755,750     $        646,805
                                                         =================    =================


          The Company's income tax expense differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                                                              DECEMBER 31,
                                                      -------------------------------------------------------------
                                                                  1998                             1997
                                                      -----------------------------    ----------------------------
                                                          AMOUNT          PERCENT          AMOUNT         PERCENT
                                                      ---------------    ----------    ---------------   ----------
            Income taxes at statutory rate            $      874,594         34 %      $      697,960        34 %
               Tax-exempt interest                          (154,869)        (6)             (109,765)       (5)
               State income taxes                             48,746          2                39,218         2
               Other items, net                              (12,721)        (1)               19,392         1
                                                      --------------     ----------    --------------    ----------
            Income tax expense                        $      755,750         29 %      $      646,805        32 %
                                                      ==============     ==========    ==============    ==========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------


NOTE 11.  INCOME TAXES (Continued)

          The components of deferred income taxes are as follows:

                                                               DECEMBER 31,
                                                     ----------------------------------
                                                           1998               1997
                                                     ---------------    ---------------
            Deferred tax assets:
               Loan loss reserves                    $      364,517     $      275,672
               Deferred compensation                         68,497             45,075
                                                     ---------------    ---------------
                                                            433,014            320,747
                                                     ---------------    ---------------

            Deferred tax liabilities:
               Depreciation                                  88,316             83,045
               Securities available-for-sale                 45,829             30,207
                                                     ---------------    ---------------
                                                            134,145            113,252
                                                     ---------------    ---------------

            Net deferred tax assets                  $      298,869     $      207,495
                                                     ===============    ===============


NOTE 12.  EARNINGS PER COMMON SHARE

          The following is a reconciliation of net income and weighted-average shares outstanding used in determining basic and diluted earnings per common share (EPS):

                                                                      YEAR ENDED DECEMBER 31, 1998
                                                        ----------------------------------------------------------
                                                             NET            WEIGHTED-AVERAGE         PER SHARE
                                                            INCOME               SHARES                AMOUNT
                                                        ---------------    --------------------    ---------------
            Basic EPS                                   $    1,816,584               1,200,000     $         1.51
                                                                                                   ===============
            Effect of Dilutive Securities
               Stock options                                         -                  29,514
                                                        ---------------    --------------------
            Diluted EPS                                 $    1,816,584               1,229,514     $         1.48
                                                        ===============    ====================    ===============

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------


NOTE 12.  EARNINGS PER COMMON SHARE (Continued)

                                                                      YEAR ENDED DECEMBER 31, 1997
                                                        ----------------------------------------------------------
                                                             NET            WEIGHTED-AVERAGE         PER SHARE
                                                            INCOME               SHARES                AMOUNT
                                                        ---------------    --------------------    ---------------
            Basic EPS                                   $    1,406,018               1,225,170     $         1.15
                                                                                                   ===============
            Effect of Dilutive Securities
               Stock options                                         -                  22,384
                                                        ---------------    --------------------
            Diluted EPS                                 $    1,406,018               1,247,554     $         1.13
                                                        ===============    ====================    ===============


NOTE 13.  COMMITMENTS AND CONTINGENT LIABILITIES

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

          The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. A summary of the Company's commitments is as follows:

                                                                DECEMBER 31,
                                                    --------------------------------------
                                                           1998                 1997
                                                    -----------------    -----------------
            Commitments to extend credit            $     13,313,000     $     14,074,000
            Standby letters of credit                        129,000              613,000
                                                    -----------------    -----------------
                                                    $     13,442,000     $     14,687,000
                                                    =================    =================

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------


NOTE 13.  COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)

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

          YEAR 2000 DISCLOSURES

          The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Systems that do not properly recognize the year "2000" could generate erroneous data or cause systems to fail. The Company is heavily dependent on computer processing and telecommunication systems in the daily conduct of business activities. In addition, the Company must rely on intermediaries, vendors and customers to appropriately modify their systems in order that all may continue normal operations and operate without significant disruptions. The Company has conducted a review of its computer systems to identify the systems that could be affected by the Year 2000 issue. The Company presently believes that, with modifications to its computer systems and conversions to new systems, the Year 2000 issue will not pose significant operational problems for the Company or have a material adverse effect on future operating results. However, absolute assurance cannot be given that;
          (1) the modifications and conversions will remedy all deficiencies,
          (2) failure of any of the Company's systems will not have a material impact on operations, or (3) failure of any other companies' systems with whom the Company conducts business will not have a material impact on operations.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------


NOTE 14.  CONCENTRATIONS OF CREDIT

          The Company originates primarily commercial, residential, and consumer loans to customers in Hall County and surrounding counties. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on the economy in these areas.

          Seventy-four percent of the Company's loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company's primary market area. Accordingly, the ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in the Company's primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

          The Company, as a matter of regulatory policy, generally may not extend credit to any single borrower or group of related borrowers in excess of 15% of statutory capital, or approximately $1,710,000.


NOTE 15.  REGULATORY MATTERS

          The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 1998 approximately $3,764,000 in earnings were available for dividend declaration without regulatory approval.

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

          Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 1998, the Company and the Bank meet all capital adequacy requirements to which they are subject.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------


NOTE 15.  REGULATORY MATTERS (Continued)

          As of December 31, 1998 the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

          The Company and Bank's actual capital amounts and ratios are presented in the following table.

                                                                                                                To Be Well
                                                                                      For Capital           Capitalized Under
                                                                                       Adequacy             Prompt Corrective
                                                              Actual                   Purposes             Action Provisions
                                                      ------------------------  ------------------------  -----------------------
                                                        Amount        Ratio       Amount        Ratio       Amount       Ratio
                                                      ------------  ----------  ------------  ----------  -----------   ---------
                                                                                (Dollars in Thousands)
                                                      ---------------------------------------------------------------------------
         As of December 31, 1998:
           Total Capital (to Risk Weighted Assets):
              Consolidated                            $    11,578      13.93%   $     6,648       8.00%   $    8,310      10.00%
              Bank                                    $    11,366      13.69%   $     6,642       8.00%   $    8,302      10.00%
           Tier I Capital (to Risk Weighted Assets):
              Consolidated                            $    10,540      12.68%   $     3,324       4.00%   $    4,986       6.00%
              Bank                                    $    10,328      12.44%   $     3,321       4.00%   $    4,982       6.00%
           Tier I Capital (to Average Assets):
              Consolidated                            $    10,540       9.21%   $     4,577       4.00%   $    5,722       5.00%
              Bank                                    $    10,328       9.03%   $     4,574       4.00%   $    5,718       5.00%

         As of December 31, 1997:
           Total Capital (to Risk Weighted Assets):
              Consolidated                            $     9,915      15.05%   $     5,270       8.00%   $    6,588      10.00%
              Bank                                    $     9,693      14.74%   $     5,260       8.00%   $    6,576      10.00%
           Tier I Capital (to Risk Weighted Assets):
              Consolidated                            $     9,078      13.78%   $     2,635       4.00%   $    3,953       6.00%
              Bank                                    $     8,871      13.49%   $     2,630       4.00%   $    3,946       6.00%
           Tier I Capital (to Average Assets):
              Consolidated                            $     9,078       9.62%   $     3,775       4.00%   $    4,718       5.00%
              Bank                                    $     8,871       9.41%   $     3,771       4.00%   $    4,714       5.00%

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------


NOTE 16. FAIR VALUE OF FINANCIAL INSTRUMENTS

          The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow models. Those models are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different methodologies may have a material effect on the estimated fair value amounts. Also, the fair value estimates presented herein are based on pertinent information available to management as of December 31, 1998 and 1997. Such amounts have not been revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

         CASH, DUE FROM BANKS, INTEREST-BEARING DEPOSITS IN BANKS,
          AND FEDERAL FUNDS SOLD:

          The carrying amounts of cash, due from banks, interest-bearing deposits in banks, and Federal funds sold approximate their fair value.

         SECURITIES:

          Fair values for securities are based on available quoted market prices. The carrying values of equity securities with no readily determinable fair value approximate fair values.

         LOANS:

          For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow models, using current market interest rates currently offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow models or based on the fair value of the underlying collateral.

         DEPOSITS:

          The carrying amounts of demand deposits, savings deposits, and variable-rate certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using discounted cash flow models, using current market interest rates currently offered on certificates with similar remaining maturities.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------


NOTE 16. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

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

          The carrying amounts and estimated fair values of the Company's financial instruments are as follows:

                                                     December 31, 1998                       December 31, 1997
                                           ---------------------------------------    ---------------------------------
                                               Carrying               Fair               Carrying           Fair
                                                Amount                Value               Amount            Value
                                           ------------------   ------------------    ---------------  ----------------
       Financial assets:
          Cash, due from banks, interest-
             bearing deposits in banks,
             and Federal funds sold        $       7,429,697    $       7,429,697     $    4,299,127   $     4,299,127
          Securities available-for-sale           12,127,292           12,127,292          8,870,631         8,870,631
          Securities held-to-maturity             13,485,122           13,687,590          8,893,071         9,008,060
          Loans                                   76,100,127           77,435,000         66,997,195        67,300,000
          Accrued interest receivable                956,602              956,602            791,061           791,061

       Financial liabilities:
          Deposits                               101,747,068          102,579,266         83,014,790        83,421,378
          Obligation under capital
             lease and other borrowings            1,555,316            1,555,316            813,134           813,134
          Accrued interest payable                 1,346,184            1,346,184            975,018           975,018

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------


NOTE 17.  SUPPLEMENTAL FINANCIAL DATA

          Components of other operating expenses in excess of 1% of total revenue are as follows:

                                                        December 31,
                                              ----------------------------------
                                                    1998               1997
                                              ---------------    ---------------
            Stationery and supplies           $      102,897     $       76,026


NOTE 18.  PARENT COMPANY FINANCIAL INFORMATION

          The following information presents the condensed balance sheets, statements of income, and cash flows of Lanier Bankshares, Inc. as of and for the years ended December 31, 1998 and 1997:


                           CONDENSED BALANCE SHEETS

                                                                         1998                 1997
                                                                  -----------------     ----------------
            ASSETS
               Cash                                               $        216,050      $       207,518
               Investment in subsidiaries                               10,478,983            8,983,059
               Securities available-for-sale                               131,025              122,314
               Other assets                                                  3,252                    -
                                                                  -----------------     ----------------

                  Total assets                                    $     10,829,310      $     9,312,891
                                                                  =================     ================

            LIABILITIES
               Dividends payable                                  $        180,000      $       150,000
               Other                                                        20,264               26,353
                                                                  -----------------     ----------------
                                                                           200,264              176,353
                                                                  -----------------     ----------------

            STOCKHOLDERS' EQUITY                                        10,629,046            9,136,538
                                                                  -----------------     ----------------

                  Total liabilities and stockholders' equity      $     10,829,310      $     9,312,891
                                                                  =================     ================

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------


NOTE 18.  PARENT COMPANY FINANCIAL INFORMATION (Continued)

                        CONDENSED STATEMENTS OF INCOME

                                                                                   1998                 1997
                                                                            -----------------     ----------------
            INCOME
               Dividends from bank subsidiary                               $        348,000      $       150,000
               Interest on deposits in bank                                                -               18,566
               Other                                                                   3,715                7,761
                                                                            -----------------     ----------------
                                                                                     351,715              176,327
                                                                            -----------------     ----------------

            EXPENSES, OTHER                                                            9,732                3,085
                                                                            -----------------     ----------------


                   Income before income tax benefits and
                      equity in undistributed income of subsidiaries                 341,983              173,242

            INCOME TAX EXPENSE (BENEFITS)                                             (3,252)               7,925
                                                                            -----------------     ----------------

                   Income before equity in undistributed income
                      of subsidiaries                                                345,235              165,317

            EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARIES                         1,471,349            1,240,701
                                                                            -----------------     ----------------

                    Net income                                              $      1,816,584      $     1,406,018
                                                                            =================     ================

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------


NOTE 18.  PARENT COMPANY FINANCIAL INFORMATION (Continued)

                      CONDENSED STATEMENTS OF CASH FLOWS

                                                                                     1998                 1997
                                                                              -----------------    -----------------
            OPERATING ACTIVITIES
               Net income                                                     $      1,816,584     $      1,406,018
               Adjustments to reconcile net income to net
                  cash provided by operating activities:
                  Undistributed income of subsidiaries                              (1,471,349)          (1,240,701)
                  Gain on sale of securities available-for-sale                              -               (4,562)
                  Other operating activities                                           (12,303)              10,697
                                                                              -----------------    -----------------

                      Net cash provided by operating activities                        332,932              171,452
                                                                              -----------------    -----------------

            INVESTING ACTIVITIES
               Net decrease in interest-bearing deposits in bank                             -              535,000
               Purchases of securities available-for-sale                                    -               (4,907)
               Proceeds from sale of securities available-for-sale                           -                5,702
                                                                              -----------------    -----------------

                      Net cash provided by investing activities                              -              535,795
                                                                              -----------------    -----------------

            FINANCING ACTIVITIES
               Purchase of treasury stock                                              (12,400)            (434,560)
               Proceeds from sale of treasury stock                                          -               19,941
               Proceeds from exercise of stock options                                   6,000                    -
               Dividends paid                                                         (318,000)            (247,280)
                                                                              -----------------    -----------------

                    Net cash used in financing activities                             (324,400)            (661,899)
                                                                              -----------------    -----------------

            Net increase in cash                                                         8,532               45,348

            Cash at beginning of year                                                  207,518              162,170
                                                                              -----------------    -----------------

            Cash at end of year                                               $        216,050     $        207,518
                                                                              =================    =================

                     MANAGEMENT'S DISCUSSION AND ANALYSIS


CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

The Annual Report, including the Management's Discussion and Analysis which follows, contains forward-looking statements in addition to historical information, including, but not limited to statements regarding Management's beliefs, current expectations, estimates and projections about the financial services industry, the economy, and about the Company and the Bank in general. Such forward-looking statements are subject to certain factors that could cause actual results to differ materially from historical results or anticipated events, trends or results. These factors include, but are not limited to:

 .    increased competition with other financial institutions,

 .    lack of sustained growth in the economy in Hall County,

 .    rapid fluctuations in interest rates,

 .    the inability of the Bank to maintain regulatory capital standards, and

 .    changes in the legislative and regulatory environment.

These and other factors affecting the Company's future performance are further detailed in publicly available reports filed from time to time by the Company with the Securities and Exchange Commission, such as the Company's Annual Report on Form 10-KSB for the year ended December 31, 1998 (the "1998 10-KSB").

The purpose of the following discussion is to address information relating to the financial condition and results of operations of the Company that may not be readily apparent from a review of the consolidated financial statements and notes thereto, which are included in this Annual Report.

This discussion should be read in conjunction with information provided in the Company's consolidated financial statements and accompanying footnotes; and with the statistical information appearing in the 1998 10-KSB under the caption "Selected Statistical Information."

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

     The liquidity and capital resources of the Company and the Bank are monitored on a periodic basis by Federal regulatory authorities. As determined under guidelines established by those regulatory authorities, the Bank's liquidity ratios at December 31, 1998 were considered satisfactory. At that date, the Bank's short-term investments were adequate to cover any reasonably anticipated immediate need for funds. The Company and the Bank were not aware of any events or trends likely to result in a material change in their liquidity. At December 31, 1998, the Company's and the Bank's capital to asset ratios were considered adequate based on guidelines established by the regulatory authorities. During 1998, the Company increased its capital by retaining earnings of $1,469,000 and by an increase in the accumulated other comprehensive income of $30,000. The Company's capital decreased by $3,500 due to the purchase of treasury stock offset by proceeds from the exercise of stock options. At December 31, 1998, total capital of the Company amounted to $10,629,000. The Company's Tier I Capital leverage ratio for 1998 was 9.21%. The Company's Tier I Risk-Based Capital and Total Risk-Based Capital ratios for 1998 were 12.68% and 13.93%, respectively.

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

     The primary component of consolidated earnings is net interest income, or the difference between interest income on earning assets and interest paid on supporting liabilities. The net interest margin is net interest income expressed as a percentage of average earning assets. Earning assets consist of loans, investment securities, Federal funds sold, and interest-bearing deposits in banks. Supporting liabilities consist of other borrowings and deposits, of which approximately 16.5% are noninterest-bearing.

NET INCOME

     Net income for the year ended December 31, 1998, increased to $1,817,000 from the 1997 amount of $1,406,000, representing an increase of $411,000 or 29.2%. This increase is primarily attributable to an increase in net interest income of $793,000 and an increase of $70,000 in other income, offset by a $222,000 increase in other expenses and a $120,000 increase in the provision for loan losses. Diluted earnings per common share increased to $1.48 from the 1997 amount of $1.13, a $0.35 increase or 31.0%.

     The net interest margin decreased by .02% to 5.05% in 1998 as compared to 5.07% in 1997. The yield on average earning assets remained constant in 1998 at 9.51%, while the interest paid on average interest-bearing liabilities increased from 5.40% in 1997 to 5.41% in 1998 or one basis point. Net interest income was $4,850,000 in 1998 as compared to $4,057,000 in 1997, representing an increase of $793,000.

     Average earning assets increased by $16,034,000 or 20.0% to $96,020,000 in 1998 from $79,986,000 in 1997. Average loans increased by $14,437,000; average investments and interest-bearing deposits in banks increased by $299,000; and average Federal funds sold increased by $1,298,000. The net increase in average earning assets of $16,034,000 was funded by an increase in average deposits of $15,644,000 or 20.2% to $92,984,000 in 1998 from $77,340,000 in 1997.
Approximately 16.12% and 15.84% of the average deposits were noninterest-bearing deposits in 1998 and 1997, respectively.

PROVISION FOR LOAN LOSSES

     The allowance for loan losses represents a reserve for potential losses in the loan portfolio. The adequacy of the allowance for loan losses is evaluated periodically based on a review of all significant loans, with a particular emphasis on nonaccruing, past due, and other loans that management believes require attention.

     The provision for loan losses is a charge to earnings in the current period to maintain the allowance for loan losses at a level management has determined to be adequate. The provision for loan losses charged to earnings amounted to $290,000 in 1998 and $170,000 in 1997. The provisions resulted from management's evaluation of the loan portfolios and the potential loan risk associated with certain loans and a general reserve for loans not specifically identified. Net charge-offs for 1998 increased to $54,000 as compared to $40,000 in 1997. The allowance for loan losses as a percentage of total loans outstanding at December 31, 1998 and 1997 were 1.39% and 1.23%, respectively. Net charge-offs to total loans outstanding at December 31, 1998 and 1997 were .07% and .06%, respectively.

     The determination of the amounts allocated for loan losses is based upon management's judgment concerning factors affecting loan quality and assumptions about the local and national economy. Management considers the year end allowances adequate to cover potential losses in the loan portfolio.

NON-INTEREST INCOME

     Following is an analysis of noninterest income for 1998 and 1997.

                                                       1998               1997
Service charges on deposit accounts            $     542,720         $   526,571
Security transactions, net                                --               6,052
Other income                                         180,839             121,151
                                                     -------         -----------
                                               $     723,559         $   653,774
                                                     =======         ===========

     Service charges on deposit accounts increased by $16,000 or 3.1% from 1997 to 1998. The change is primarily attributable to an increase in service charges on checking accounts of $13,000 during 1998.

NON-INTEREST EXPENSE

     Following is an analysis of noninterest expense for 1998 and 1997.

                                                      1998               1997
Salaries and employee benefits                 $    1,598,488    $    1,434,407
Occupancy and equipment expense                       420,972           400,982
Data processing expense                               101,276            97,943
Stationery and supplies                               102,897            76,026
Other expense                                         487,094           478,976
                                                   ----------         ---------
                                               $    2,710,727    $    2,488,334
                                                   ==========         =========

     The most significant increase in noninterest expense in 1998 over 1997 was an increase in salaries and benefits of $164,000. This 11.4% increase was due to normal increases in salaries and employee benefits.

     Average total assets increased by $18,295,000 to $106,338,000 in 1998 as compared to $88,043,000 in 1997. The increase in average total assets was attributable largely to the normal growth in the Bank and to the opening of the Quillian's Corner branch. Loan demand was greater in 1998 as evidenced by an increase of $14,437,000 in average loans from $58,177,000 in 1997 to $72,614,000 in 1998.

NONPERFORMING LOANS

     The following table presents, at the dates indicated, the aggregate of nonperforming loans for the categories indicated.

                                                                                    DECEMBER 31,
                                                                                    ------------
                                                                             1998                 1997
                                                                               (Dollars in Thousands)
                                                                               ----------------------
Loans accounted for on a nonaccrual basis                                    $   249              $  97

Instalment loans and term loans contractually past
  due ninety days or more as to interest or principal
  payments and still accruing                                                     49                172

Loans, the terms of which have been renegotiated to provide a reduction or deferral of interest or principal because of deterioration in the financial
  position of the borrower                                                         -                  -

Loans now current about which there are serious
  doubts as to the ability of the borrower to comply
  with present loan repayment terms                                                -                  -

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

SUMMARY OF LOAN LOSS EXPERIENCE

     The provision for possible loan losses is created by direct charges to operations. Losses on loans are charged against the allowance in the period in which such loans, in management's opinion, become uncollectible. Recoveries during the period are credited to this allowance. The factors that influence management's judgment in determining the amount charged to operating expense are past loan loss experience, composition of the loan portfolio, evaluation of possible future losses, current economic conditions, and other relevant factors. The Company's allowance for loan losses was approximately $1,073,000 at December 31, 1998, representing 1.39% of year end total loans outstanding, compared with $837,000 at December 31, 1997, representing 1.23% of year end total loans outstanding. The allowance for loan losses is reviewed continuously based on management's evaluation of current risk characteristics of the loan portfolio, as well as the impact of prevailing and expected economic business conditions. Management considers the allowance for loan losses adequate to cover possible loan losses on the loans outstanding.

     Management has not allocated the Company's allowance for loan losses to specific categories of loans. Based on management's best estimate, approximately 50% of the allowance should be allocated to real estate loans, 37% to commercial loans and 13% to consumer loans as of December 31, 1998.

     The following table presents an analysis of the Company's loan loss experience for the periods indicated:

                                                                    DECEMBER 31,
                                                                    ------------
                                                                  1998           1997
                                                                  ----           ----
                                                                (Dollars in Thousands)
                                                                 --------------------
Average amount of loans outstanding                        $    72,614       $    58,177
                                                           ===========       ===========

Balance of reserve for possible loan losses
  at beginning of period                                   $       837       $       707
                                                           -----------       -----------

Charge-offs:
  Commercial, financial and agricultural                   $       (13)      $         -
  Consumer                                                         (46)              (25)
  Real estate                                                        -               (16)
Recoveries:
  Consumer                                                           5                 1
  Real estate                                                        -                 -
                                                           -----------       -----------
        Net Charge-offs                                    $       (54)      $       (40)
                                                           ===========       ===========

Additions to reserve charged to operating expenses         $       290       $       170
                                                           ===========       ===========

Balance of reserve for possible loan losses                $     1,073       $       837
                                                           ===========       ===========

Ratio of net loan charge-offs to average loans                     .07%              .07%
                                                           ===========       ===========

DEPOSITS

     Average amount of deposits and average rate paid thereon, classified as to noninterest-bearing demand deposits, interest-bearing demand, saving deposits, and time deposits, for the periods indicated are presented below.

                                                           YEAR ENDED DECEMBER 31,
                                                    1998                            1997
                                                    ----                            ----
                                            AMOUNT         RATE             AMOUNT         RATE
                                            --------------------            -------------------
                                                        (Dollars in Thousands)
                                                         --------------------
     Noninterest-bearing
       demand deposits                    $  14,985         --%           $ 12,247           --%
     Interest-bearing demand                 16,297        3.78             13,007         3.46
     Savings deposits                        10,562        5.05              9,363         4.89
     Time deposits                           51,140        5.96             42,723         6.07
                                          ---------                       --------

          Total deposits                  $  92,984                       $ 77,340
                                          =========                       ========

     The amounts of time certificates of deposit issued in amounts of $100,000 or more as of December 31, 1998, are shown below by category, which is based on time remaining until maturity of (1) three months or less, (2) over three through six months, (3) over six months through twelve months, and (4) over twelve months.

                                                         (Dollars in
                                                         Thousands)
     Three months or less                                $  5,569
     Over three months through six months                   6,820
     Over six months through twelve months                  8,042
     Over twelve months                                     3,422
                                                         --------
              Total                                      $ 23,853
                                                         ========

RETURN ON ASSETS AND SHAREHOLDERS' EQUITY

     The following rate of return information for the periods indicated is presented below.

                                                 YEAR ENDED DECEMBER 31,
                                                  1998             1997
Return on assets (1)...........................   1.71%            1.60%
Return on equity (2)...........................  18.20            16.02
Dividend payout ratio (3)......................  18.92            17.78
Equity to assets ratio (4).....................   9.39             9.97

     (1)  Net income divided by average total assets.
     (2)  Net income divided by average equity.
     (3) Dividends declared per share divided by diluted earnings per common share.
     (4)  Average equity divided by average total assets.

YEAR 2000 DISCLOSURES

The Year 2000 Issue: As the end of this century draws near, there is worldwide concern that Year 2000 technology problems may wreak havoc on global economies. No country, government, business, or person is immune from the potential effects of Year 2000 problems. The Year 2000 problem arose because many existing computer systems and software programs use a two-digit year field. Because of this, some computers will not properly recognize the turn of the century. A computer with a two-digit year field may recognize the year 2000 as 1900. If not corrected, many computer applications could fail or miscalculate data, creating erroneous results.

The Company's State of Readiness: To address the Year 2000 problems, the Company formed a "Year 2000 Project Team" made up of key employees. This team has been charged with the responsibility of assessing the problem, overseeing corrective action, as well as testing the Year 2000 readiness of all equipment, software, and applications after upgrades have been made.

Critical systems, hardware, and software have received priority attention. As of December 31, 1998, all critical systems have been upgraded or replaced and the related software has been upgraded to meet Year 2000 standards and are presently in the "testing phase" to ensure proper functioning in a Year 2000 environment. These critical systems include our core bank processing hardware and Jack Henry & Associates' CIF 20-20 software as well as Fedline communication system to the Federal Reserve Bank, and our automated new accounts and loan document preparation software. All critical station personal computers have been upgraded or replaced with Year 2000 compliant hardware and software. Several other software systems have been upgraded to be Year 2000 compliant and are currently in the testing phase.

In addition to our primary core processing system, the bank has a backup data processing site at Sungard Systems in Roswell, Georgia. This backup site has already received hardware and software upgrades to bring the core backup system to Year 2000 compliance standards. Management anticipates the backup site will be totally compliant by the end of March 1999.

Since the Bank is heavily reliant on outside vendors for many services such as electricity, phone service, water, gas, ATM processing, bond accounting, and bank related forms, we have developed a system of obtaining vendor information to help us determine a vendor's state of Year 2000 readiness. We are in the process of obtaining and evaluating vendor provided information related to Year 2000.

Contingency Plans: Due to the critical nature of our core processing system and our automated platform for new accounts and loan document preparation, we have developed contingency plans that will be put into operation should any of these systems not pass Year 2000 readiness testing. These plans have been developed to minimize the impact of interruptions in business resulting from problems related to the Year 2000. These plans encompass several alternative means, including manual processing, to meet a minimum of services necessary to facilitate our customers' banking needs.

Cost: After our assessment phase to determine the extent of our Year 2000 problem, our Board of Directors approved a budget in the amount of $200,000 to address the Year 2000 issue. In order to ensure adequate funds are provided to resolve Year 2000 issues, including those that may not be presently known, our Year 2000 budget is subject to continuous review and amendment. Management does not expect the cost of remediation to vary significantly from our present budget, although there can be no assurances in this regard.

As of December 31, 1998, we have experienced $20,300 in Year 2000 expenses. This expense breaks down as follows: $9,500 for testing of hardware and software, $8,000 for system upgrade and replacement, and $2,800 on education, training, and customer awareness.

Consequences of Year 2000 Problems: For a bank, Year 2000 problems could be devastating if loan or deposit interest accruals are not calculated properly. A Year 2000- caused system crash could result in a disruption of business which in turn could cause the bank to lose a significant portion of its customer base. Either of which could result in material adverse consequences for the Bank.

Another area of Year 2000 concern for the Bank is customer awareness and preparedness. In particular, loan customers who are not Year 2000 compliant could experience business interruptions which could affect their ability to repay debts owed to the Bank resulting in adverse bank performance. The customer awareness and education expenses have been incurred in an effort to insure customers are aware of the Year 2000 problem and understand the potential impact on their business. Loan customers considered to have Year 2000 exposure and that subject the bank to moderate potential credit risk were required to complete a questionnaire in order to assess their Year 2000 readiness. No customers were considered to pose a potential credit risk to the Bank.

The foregoing are forward-looking statements reflecting management's current assessment and estimates with respect to the Company's Year 2000 compliance efforts and the impact of Year 2000 issues on the Company's business and operations. Various factors could cause actual plans and results to differ materially from those contemplated by such assessments, estimates and forward-looking statements, many of which are beyond the control of the Company. Some of these factors include, but are not limited to representations by the Company's vendors and counterparties, technological advances, economic considerations, and consumer perceptions. The Company's Year 2000 compliance program is an ongoing process involving continual evaluation and may be subject to change in response to new developments.

OFFICERS OF LANIER BANKSHARES, INC.

JOSEPH D. CHIPMAN, JR., President and Chief Executive Officer

RICKY H. PUGH, Executive Vice President

JEFFREY D. HUNT, Senior Vice President

SUSAN R. BELL, Corporate Secretary

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

R. THOMAS JARRARD, Attorney, Carey, Jarrard and Walker

CARLTON W. ROGERS, SR., Agent, Turner, Wood & Smith Insurance Center

STEWART TEAVER, Principal, City Plumbing & Electric Company; Principal, Area Realty Company

MIKE WILSON, Real Estate Developer; Principal, Whitmire & Wilson Properties

SHAREHOLDERS MAY OBTAIN, WITHOUT CHARGE, A COPY OF LANIER BANKSHARES, INC. 1998 ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-KSB. WRITTEN REQUESTS SHOULD BE ADDRESSED TO SUSAN R. BELL, SECRETARY TO LANIER BANKSHARES, INC., P.O. BOX 26, GAINESVILLE, GEORGIA 30503.